UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

Filed by the Registrant ☒       Filed by a party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
AMKOR TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)
(Names of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION DATED MARCH 25, 2025

2045 East Innovation Circle

Tempe, Arizona 85284

April [ ], 2025

To Our Stockholders:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders of Amkor Technology, Inc. to be held on Thursday, May 15, 2025 at 9:00 a.m. EDT. We have determined that the Annual Meeting will be held in a virtual meeting format only, via the internet. You may attend the Annual Meeting, submit questions, and vote your shares electronically during the meeting via live webcast at www.virtualshareholdermeeting.com/AMKR2025. You will need the 16-digit control number printed on your Notice of Annual Meeting of Stockholders or proxy card to participate in the Annual Meeting. We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts.

The actions expected to be taken at the 2025 Annual Meeting of Stockholders are described in detail in the proxy statement and Notice of Annual Meeting of Stockholders. We also encourage you to read our 2024 Annual Report to Stockholders. It includes information about our company and our audited financial statements. The Notice of Annual Meeting of Stockholders contains instructions on how to access our 2024 Annual Report to Stockholders online.

Please use this opportunity to take part in the affairs of Amkor Technology, Inc. by voting on the business to come before the 2025 Annual Meeting of Stockholders. Whether or not you plan to attend such meeting, we encourage you to read the proxy statement and submit your proxy or vote instructions as soon as possible so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured.

Thank you for your continued support.

Sincerely,

Susan Y. Kim
Chairman of the Board

AMKOR TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 15, 2025

Dear Amkor Stockholder:

On Thursday, May 15, 2025, Amkor Technology, Inc., a Delaware corporation, will hold its 2025 Annual Meeting of Stockholders. The meeting will begin at 9:00 a.m. EDT. We have determined that the Annual Meeting will be held in a virtual meeting format only, via the internet. You may attend the Annual Meeting, submit questions, and vote your shares electronically during the meeting via live webcast at www.virtualshareholdermeeting.com/AMKR2025. You will need the 16-digit control number printed on your Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card to participate in the Annual Meeting. We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts.

At the 2025 Annual Meeting of Stockholders, stockholders will consider and act upon the following matters:

1.	Election of the 11 directors named in the enclosed proxy statement;

2.	An advisory vote to approve the compensation of our named executive officers;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2025;

4.	Approval to amend and restate our Certificate of Incorporation; and

5.	Such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors recommends that you vote in favor of proposals 1, 2, 3, and 4, as outlined in this proxy statement.

We are pleased to be utilizing the United States Securities and Exchange Commission’s “notice and access” rules. Accordingly, we are primarily providing stockholders with access to our proxy materials over the internet, which reduces the cost and environmental impact of the Annual Meeting and expedites stockholders’ receipt of the materials.

On or about April [ ], 2025, we began distributing the Notice to all stockholders of record and beneficial owners of our common stock as of the close of business on March 20, 2025 (the “Record Date”). The Notice contains instructions on how to access the proxy statement and other related proxy materials online as well as information on how to vote your shares. Only stockholders as of the Record Date are entitled to receive notice of, attend, submit questions and vote during the Annual Meeting or any postponements or adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by the stockholders for any purpose relating to such meeting at our principal executive office, located at 2045 East Innovation Circle, Tempe, Arizona 85284, for a period of at least 10 days prior to such meeting. The list also will be available at the virtual Annual Meeting at www.virtualshareholdermeeting.com/AMKR2025.

BY ORDER OF THE BOARD OF DIRECTORS

Mark N. Rogers
Executive Vice President, General Counsel, and
Corporate Secretary

April [ ], 2025

Tempe, Arizona

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE 2025 ANNUAL MEETING OF STOCKHOLDERS, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTE INSTRUCTIONS AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS OF AMKOR TECHNOLOGY, INC.

TO BE HELD ON MAY 15, 2025:

The Notice, Proxy Statement for the 2025 Annual Meeting of Stockholders, and our 2024 Annual Report to Stockholders for the year ended December 31, 2024 are available at www.proxyvote.com

AMKOR TECHNOLOGY, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Amkor Technology, Inc. (“Amkor,” “we,” “us,” or the “Company”). Our principal executive office is located at 2045 East Innovation Circle, Tempe, Arizona 85284, telephone number (480) 821-5000. The proxies will be voted at the Annual Meeting of Stockholders to be held on Thursday, May 15, 2025 at 9:00 a.m. EDT and any adjournment or postponement thereof (the “Annual Meeting”).

The Annual Meeting will be held virtually, via the internet, at www.virtualshareholdermeeting.com/AMKR2025. At our virtual Annual Meeting, stockholders will be able to attend, vote, and submit questions via the internet.

We began distributing the proxy materials on or about April [ ], 2025 to all stockholders of record of our common stock as of the close of business on March 20, 2025 (the “Record Date”).

The following is important information regarding the Annual Meeting and this proxy statement.

Q:	Why am I receiving these proxy materials?

A:

We are providing these proxy materials in connection with the solicitation by the Board, on behalf of Amkor, of proxies to be voted at the Annual Meeting. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (the “Notice”) notifying each stockholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this proxy statement and our 2024 Annual Report to Stockholders or (2) mailed you a paper copy of the proxy materials and a proxy card or voting instruction form in paper format. You received these proxy materials because you were a stockholder of record as of the close of business on March 20, 2025.

Q:	How can I attend the Annual Meeting?

A:

We have determined that the Annual Meeting will be held in a virtual meeting format only, via the internet. You may attend the Annual Meeting, submit questions, and vote your shares electronically during the Annual Meeting via live webcast at www.virtualshareholdermeeting.com/AMKR2025. Stockholders as of the Record Date who attend and participate in the virtual Annual Meeting will have an opportunity to submit questions live via the internet during a designated portion of the Annual Meeting. You will need the 16-digit control number printed on your Notice or proxy card to submit questions or otherwise participate in the Annual Meeting.

We recommend that you log in at least 15 minutes before the start to ensure you are logged in when the Annual Meeting starts. If you encounter any technical difficulties accessing the Annual Meeting during check-in or at any other time during the Annual Meeting, please call the technical support phone number that will be posted on the virtual Annual Meeting login page.

Q:	What may I vote on?

A:	1.	The election of 11 nominees named in this proxy statement to serve on our Board of Directors (“Proposal One”);

2.	An advisory vote to approve the compensation of our named executive officers (“Proposal Two”);

3.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2025 (“Proposal Three”); and

4.	Approval to amend and restate our Certificate of Incorporation (“Proposal Four”).

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR each of Proposal One, Proposal Two, Proposal Three, and Proposal Four.

Q:	Who is entitled to vote?

A:

Stockholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. As of the Record Date, 247,056,288 shares of Amkor’s common stock were outstanding.

Q:	How do I vote?

A:	Registered holders may vote:

•	At the virtual Annual Meeting, by following the instructions at www.virtualshareholdermeeting.com/AMKR2025, using the 16-digit control number printed on your Notice or proxy card;

•	By mail, by signing and dating each proxy card you receive and returning it in the postage-prepaid envelope (if you received printed proxy materials); or

•	By internet or telephone, following the instructions on the Notice or proxy card.

If your shares are held by a bank, brokerage firm, or other record holder, please refer to the voting instructions provided to you by the bank, brokerage firm, or other record holder for instructions on how to vote.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters but not on non-routine matters. Even though we are a company listed on the Nasdaq Global Select Market (“Nasdaq”), the New York Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of Nasdaq-listed companies. As a result, your broker:

•	will not have the authority to exercise discretion to vote your shares with respect to Proposal One, Proposal Two, or Proposal Four because NYSE rules treat those matters as non-routine; and

•	will have the authority to exercise discretion to vote your shares with respect to Proposal Three because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, we anticipate that brokers may return proxy cards that vote uninstructed shares “FOR” or “AGAINST” Proposal Three, but expressly state that the broker is NOT voting on Proposal One, Proposal Two, or Proposal Four. A broker’s withholding of a vote, in this case with respect to Proposal One, Proposal Two, or Proposal Four, is referred to as a “broker non-vote.” Broker non-votes will not be counted as present or represented for purposes of determining whether stockholder approval of a matter has been obtained and thus will not have an effect on the outcome of the vote for Proposal One, Proposal Two, and Proposal Three. A broker non-vote will have the same effect as a vote against Proposal Four.

If you abstain from voting on Proposal Two, Proposal Three, or Proposal Four, the abstention will have the same effect as a vote against the proposal. If you abstain from voting on Proposal One, the abstention will not have an effect on the outcome of the vote.

Q:	What is the voting requirement to approve each of the proposals?

A:

Under Proposal One, the 11 directors receiving the highest number of affirmative votes cast will be elected. The approval, on an advisory basis, of Proposal Two and the approval of Proposal Three each requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on that proposal at the Annual Meeting. The approval of Proposal Four requires the affirmative vote of a majority of the shares outstanding and entitled to vote on such proposal. Abstentions are not counted in the tally of votes FOR or AGAINST a proposal but are counted as present in person or represented by proxy and entitled to vote. A withheld vote is the same as an abstention.

Q:	What is a “quorum”?

A:

A “quorum” is a majority of the outstanding shares entitled to vote at a meeting being present at the meeting or represented by proxy. There must be a quorum for a meeting to be held and action to be validly taken. If you submit a properly executed proxy, even if you abstain from voting, then your shares will be counted toward the presence of a quorum at the Annual Meeting. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (resulting in a broker non-vote), those shares will not be counted as present or represented for purposes of determining whether stockholder approval of that matter has been obtained but will be counted for purposes of establishing a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of establishing a quorum.

Q:	How can I change my vote or revoke my proxy?

A:

If you are a registered holder, you have the right to revoke your proxy and change your vote at any time before the Annual Meeting by: (i) submitting a later-dated proxy by mail, internet, or telephone; (ii) mailing a written notice of revocation to Amkor Technology, Inc., Attention: Corporate Secretary, 2045 East Innovation Circle, Tempe, Arizona 85284; or (iii) attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

If your shares are held by a bank, brokerage firm, or other record holder, please contact that firm or holder for instructions on how to change your vote or revoke your proxy.

Q:	What does it mean if I get more than one Notice or proxy card?

A:	It means you hold shares registered in more than one account. Submit all proxies to ensure that all your shares are voted.

Q:	Who can attend the Annual Meeting?

A:

All stockholders as of the Record Date and persons holding a valid proxy for the Annual Meeting may attend the Annual Meeting via live webcast by following the instructions at www.virtualshareholdermeeting.com/AMKR2025. All attendees will need the 16-digit control number printed on their Notice or proxy card in order to be admitted to the Annual Meeting.

Q:	How will voting on any other business be conducted?

A:

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to Giel Rutten, Amkor’s President and Chief Executive Officer, and Susan Y. Kim, the Chairman of Amkor’s Board of Directors, to vote your shares on such matters at their discretion.

Q:	How and when may I submit proposals for the 2026 Annual Meeting of Stockholders?

A:

To have your proposal included in our proxy statement and form of proxy for the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), we must receive your written proposal no later than

December 5, 2025. You may submit proposals after this date for consideration at the 2026 Annual Meeting, but we are not required to include any proposal submitted after this date in the proxy statement for the 2026 Annual Meeting or the related proxy card.

If you intend to submit a proposal or nomination for director for the 2026 Annual Meeting (but not seek inclusion of such proposal or nomination in the Company’s proxy materials), you must comply with the advance notice provisions in our bylaws (the “Bylaws”). To be timely, we must receive written notice of your proposal no earlier than 5:00 p.m. MST on January 15, 2026 and no later than 5:00 p.m. MST on February 14, 2026.

All proposals must, under law, be an appropriate subject for stockholder action and must be submitted in writing to Amkor’s Corporate Secretary, Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, Arizona 85284. You should also be aware of certain other requirements you must meet to have your proposal brought before the 2026 Annual Meeting. These requirements are explained in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in the Bylaws.

Q:	Who is soliciting proxies?

A:	This solicitation of proxies is made by the Board of Directors. All related costs will be borne by Amkor.

We have retained the services of Broadridge Investor Communication Solutions, Inc. and Georgeson LLC to aid in the distribution of our Annual Meeting materials to brokers, bank nominees, and other institutional owners. Proxies may also be solicited by certain of Amkor’s officers and regular employees, without additional compensation, in person or by telephone or facsimile.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, the terms of our 11 incumbent directors will expire. Each of these 11 incumbent directors has been nominated to stand for election to the Board of Directors this year. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the 11 nominees named below. Each nominee has consented to be named as a nominee in this proxy statement and to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees identified below as possible (and, if additional nominees have been designated by the Board to fill any vacancies, in such manner as to elect such additional nominees). Our nominees for the election of directors include nine independent directors, as defined in the applicable rules for companies traded on Nasdaq. At the recommendation of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), the Board has selected the nominees to serve as directors for a one-year term until our next annual meeting and until their successor is duly elected and qualified or until their earlier resignation or removal. We expect that each nominee will be able to serve as a director.

Required Vote

Directors are elected by a plurality of votes cast, so the 11 candidates receiving the highest number of affirmative votes cast will be elected as directors. Votes withheld and broker non-votes are not counted toward the total votes cast in favor of a nominee.

Summary Information – Nominees for the Board of Directors

The Board considers various qualifications, characteristics, and other factors when evaluating individual directors, as well as the composition of the Board as a whole. As part of this process, the Board and the Nominating and Governance Committee review the particular experiences, qualifications, attributes, and skills of each nominee to determine if that person should stand for election to serve as a director of the Company.

Below is summary information, as of March 20, 2025, about the skills, experience, independence, tenure, and age for the 11 director nominees as a group, followed by biographies for the nominees. The biography for each of the nominees contains information regarding the person’s experience and director positions held currently or during the last five years and information regarding involvement in certain legal or administrative proceedings, to the extent applicable. The biographies also highlight the particular experiences, qualifications, attributes, or skills that caused the Nominating and Governance Committee and the Board to conclude that the person should be nominated to serve as a director of the Company.

Director Skills and Experience

Skills and Experience
Executive Management		●	●	●	●	●	●	●	●	●	●
Other Public Company Board Experience	●		●	●	●	●	●		●
Public Company CEO Experience		●		●					●
Corporate Governance			●	●	●	●	●		●	●	●
Finance or Accounting			●	●	●		●	●	●	●
Human Capital Management	●	●	●		●	●	●	●	●	●	●
Semiconductor Industry	●	●		●	●	●				●
Technology		●	●	●	●	●			●		●
Manufacturing		●		●		●			●
International Business	●	●	●	●		●			●	●

Independence, Tenure, Age

The slate of director nominees includes candidates with a broad range of skills, experience, and backgrounds. The tenure of director nominees, with a majority of the nominees having served for fewer than 10 years, demonstrates the Board’s desire to balance experience and refreshment.

The Board unanimously recommends a vote FOR the election of each of the nominees for director below.

Nominees for the Board of Directors

The following table sets forth, as of March 20, 2025, the names, ages, and positions with the Company of our 11 incumbent directors who are being nominated for election to the Board of Directors.

Name	Age	Position
Susan Y. Kim	62	Chairman of the Board
Giel Rutten	67	President, Chief Executive Officer, and Director
Douglas A. Alexander (1)(4)	63	Director
Roger A. Carolin (1)(2)(3)(4)	69	Director
Winston J. Churchill (1)(3)(4)	84	Lead Independent Director
Daniel Liao (4)	71	Director
John D. Liu (4)	56	Director
MaryFrances McCourt (2)(4)	63	Director
Robert R. Morse (2)(3)(4)	69	Director
Gil C. Tily (1)(4)	71	Director
David N. Watson (3)(4)	66	Director

Notes

(1)	Member of the Nominating and Governance Committee.

(2)	Member of the Audit Committee of the Board (the “Audit Committee”).

(3)	Member of the Compensation Committee of the Board (the “Compensation Committee”).

(4)	Qualifies as independent under Nasdaq listing standards and U.S. Securities and Exchange Commission (“SEC”) regulations, as determined by the Board of Directors.

Biographies of Nominees for the Board of Directors

Susan Y. Kim. Susan Y. Kim has been a director of Amkor since February 2015 and has served as Chairman of the Board of Directors since October 2024. Previously, Ms. Kim served as Executive Vice Chairman of the Board of Directors from August 2020 to October 2024 and as Vice Chairman of the Board of Directors from May 2020 to August 2020. She is an active philanthropist who also sits on the Board of Trustees of the Catholic Foundation of Greater Philadelphia. In the past, she has served on numerous boards of directors, including the National Constitution Center, The Franklin Institute, the Gesu School, The Shipley School, and EB Games. Ms. Kim holds a B.A. in Sociology from Hamilton College.

As a result of these and other professional experiences, including her experience in the semiconductor industry, human capital management experience, and service as a director on the board of an international publicly traded consumer electronics company, the boards of several educational institutions and charitable organizations, and numerous other boards, Ms. Kim possesses particular knowledge and experience that qualify her for election to our Board.

Giel Rutten. Giel Rutten was appointed President, Chief Executive Officer, and a director of the Company in June 2020. Mr. Rutten joined Amkor in February 2014 as Executive Vice President of Advanced Products and served in that role until he was appointed Chief Executive Officer of the Company in June 2020. Before joining Amkor, he served as Chief Executive Officer of Ledzworld, an LED technology company. Prior to that, he served as Senior Vice President for the Home Business Unit of NXP B.V. (formerly Philips Semiconductors). Mr. Rutten first joined Philips Semiconductors in 1984 and took on various key management positions in the areas of general management, sales and marketing, operations, and engineering in Europe, Asia, and the United States. Mr. Rutten holds a Master’s degree in Physics and Chemistry from the University of Nijmegen, the Netherlands and has more than 35 years of experience in the global semiconductor industry.

As a result of these and other professional experiences, Mr. Rutten has a comprehensive understanding of the semiconductor industry and broad executive management experience in our business and possesses particular knowledge and experience in technology, manufacturing, and international business, which are among the key attributes that qualify Mr. Rutten for election to our Board.

Douglas A. Alexander. Douglas A. Alexander has been a director of Amkor since February 2018. Mr. Alexander was an original member of the advisory board of Actua Corporation (formerly ICG Group, Inc.), a multi-vertical cloud technology company. Mr. Alexander joined Actua full-time in September 1997 as Managing Director and was appointed President in January 2009, where he served until December 2017. During his tenure at Actua, Mr. Alexander served in many senior management roles, including as: CEO of WiseWire Technologies, which was acquired by Lycos; CEO of ICG Europe; CEO of Traffic.com, which was acquired by Navteq; and CEO of Channel Intelligence, which was acquired by Google. Mr. Alexander has served on the boards of directors for GovDelivery, Procurian, Bolt, and SponsorHouse, Inc., d/b/a Hookit and served as the Co-Chairman of the Philadelphia National Foundation for Teaching Entrepreneurship (NFTE). He also serves on the Management & Technology Executive Board at the University of Pennsylvania (“UPenn”), where he previously served as Chairman. Mr. Alexander holds a B.S. in Electrical Engineering from UPenn and a B.S. in Economics from the Wharton School of Business at UPenn.

As a result of these and other professional experiences, Mr. Alexander possesses particular knowledge and experience in executive management, corporate governance, international business, and the finance, human capital management, and technology areas relevant to our business, which are among the key attributes that qualify Mr. Alexander for election to our Board.

Roger A. Carolin. Roger A. Carolin has been a director of Amkor since February 2006. Mr. Carolin was a Venture Partner at SCP Partners, a multi-stage venture capital firm that invested in technology-oriented companies, from 2004 through 2024. At SCP Partners, Mr. Carolin worked to identify attractive investment opportunities and assisted portfolio companies in the areas of strategy development, operating management, and intellectual property. Mr. Carolin co-founded CFM Technologies, Inc., a global manufacturer of semiconductor process equipment, and served as its Chief Executive Officer for 10 years until the company was acquired. Mr. Carolin formerly worked for Honeywell, Inc. and General Electric Co., where he developed test equipment and advanced computer systems for on-board missile applications. Mr. Carolin is an independent director of Innovative Solutions and Support, Inc. a leading systems integrator that designs and manufactures advanced avionics and flight instrumentation for the aerospace industry. Mr. Carolin holds a B.S. in Electrical Engineering from Duke University and an M.B.A. from the Harvard Business School.

As a result of these and other professional experiences and his prior service on our Board, Mr. Carolin has a significant understanding of the semiconductor industry and our business and possesses particular knowledge and experience in executive management, corporate governance, and the technology, manufacturing, and finance areas relevant to our business, which are among the key attributes that qualify Mr. Carolin for election to our Board.

Winston J. Churchill. Winston J. Churchill has been a director of Amkor since July 1998 and was appointed Lead Independent Director in August 2013. Mr. Churchill is the managing general partner of SCP Partners and was the Chairman of CIP Capital Management, Inc., an SBA-licensed private equity fund, from 1993 to 2024. Previously, Mr. Churchill was a managing partner of Bradford Associates, which managed private equity funds on behalf of Bessemer Securities Corporation and Bessemer Trust Company. From 1967 to 1983, Mr. Churchill practiced law at the Philadelphia office of Saul Ewing, LLP, where he served as Chairman of the Banking and Financial Institutions Department, Chairman of the Finance Committee, and a member of the

Executive Committee. Mr. Churchill has served as a director of various SCP Partners portfolio companies, and he served as a director of Societal CDMO, Inc. from 2008 to 2024, Baudax Bio, Inc. from 2019 to 2024, INDUS Realty Trust, Inc. (formerly Griffin Industrial Realty, Inc.) from 1997 to 2017, and Innovation Solutions and Support, Inc. from 1990 to 2023. In addition, he serves on the boards of a number of charities and as a trustee of educational institutions, including the Gesu School and as Chairman of the Young Scholars Charter School. He is a Trustee Fellow of Fordham University and a former Trustee of Georgetown University. From 1989 to 1993, Mr. Churchill served as Chairman of the Finance Committee of the Pennsylvania Public School Employees’ Retirement System. Mr. Churchill holds a B.S. in Physics from Fordham University, an M.A. in Economics from Oxford University, and a J.D. from Yale Law School.

As a result of these and other professional experiences and his prior service on our Board, Mr. Churchill has a significant understanding of our business and the semiconductor industry and possesses particular knowledge and experience in executive management, corporate governance, and the technology, finance, and human capital management areas relevant to our business, which are among the key attributes that qualify Mr. Churchill for election to our Board.

Daniel Liao. Daniel Liao has been a director of Amkor since May 2019. Mr. Liao has served as the Co-Founder of Eunodata Co., Ltd., an integrated data service provider for the semiconductor manufacturing industry, since January 2023. He served as the Senior Advisor of Asia Pacific Regions for Lam Research Corporation (“Lam”), a semiconductor processing equipment company, from February 2020 to February 2022. Previously, Mr. Liao served as a senior executive at Lam from 1993 until his retirement in February 2020, at which time he was serving as Chairman of Lam Asia Pacific Operations (Taiwan, China, and Southeast Asia regions). During his career at Lam, he was a major contributor to the global product development, strategic planning, and growth of Lam’s Asia Pacific business. Prior to joining Lam, Mr. Liao held engineering management and technology leadership positions at Integrated Device Technology, Inc. in Santa Clara from 1988 to 1993 and Intel Corporation in Livermore and Santa Clara from 1984 to 1988. Mr. Liao is also a member of the board of directors of Photronics, Inc., a global provider of photomask products and services. He holds a Bachelor’s degree in Electrical Engineering from National Cheng Kung University in Taiwan and a Master’s degree in Electrical Engineering and Applied Physics from Case Western Reserve University.

As a result of these and other professional experiences, Mr. Liao has a thorough understanding of the semiconductor industry and broad management experience and possesses particular knowledge and experience in executive management, corporate governance, international business, and the human capital management, technology, and manufacturing areas relevant to our business, which are among the key attributes that qualify Mr. Liao for election to our Board.

John D. Liu. John D. Liu has been a director of Amkor since December 2024. Mr. Liu has been the chief executive officer of Essex Equity Capital Management, a financial services company, and managing partner of Richmond Hill Investments, an investment management firm, since March 2008. Previously, he was employed by Greenhill & Co. for 12 years, where he held positions of increasing responsibility, including both chief financial officer and the co-head of U.S. Mergers and Acquisitions. He later served as lead independent director of Greenhill and is currently serving as an independent director of Whirlpool Corporation. Mr. Liu holds an M.B.A. from the Wharton School of the University of Pennsylvania and a Bachelor’s degree in Economics from Harvard University.

As a result of these and other professional experiences, Mr. Liu has significant finance and accounting expertise, as well as legal and regulatory, corporate strategy and mergers and acquisitions, and global business experience, which are among the key attributes that qualify Mr. Liu for election to our Board.

MaryFrances McCourt. MaryFrances McCourt has been a director of Amkor since February 2018. From April 2022 through September 2023, Ms. McCourt served as the Chief Financial Officer of the University of Chicago (“UChicago”), where she oversaw the financial services, controllership, treasury and capital markets, human resources, information technology services, risk management, compliance, internal audit, and shared services functions at UChicago. Prior to joining UChicago in 2022, Ms. McCourt was the Senior Vice President of Finance and Treasurer at UPenn and served in similar management roles since joining UPenn in March 2016. At UPenn, Ms. McCourt led UPenn’s cash and short-term investment and capital financing strategies, oversaw UPenn’s financial functions, was responsible for UPenn’s multi-year financial planning efforts, collaborated closely with UPenn Medicine leadership on its growth and financial planning, and managed the strategic and operational direction of a variety of functions, including the Comptroller’s Office, financial training, global support services, research services, risk management and insurance, student registration and financial services, and the Treasurer’s Office. Prior to joining UPenn, Ms. McCourt was the Senior Vice President and Chief Financial Officer at Indiana University. Ms. McCourt has also served in financial management positions for Agilysys, Inc., a diversified enterprise focused on technology and enterprise system solutions. She earned her Bachelor’s degree magna cum laude from Duke University and an M.B.A. from Case Western University.

As a result of these and other professional experiences, Ms. McCourt possesses particular knowledge and experience in executive management and the finance and human capital management areas relevant to our business, which are among the key attributes that qualify Ms. McCourt for election to our Board.

Robert R. Morse. Robert R. Morse has been a director of Amkor since February 2013. Mr. Morse has served as Executive Chairman of Bridge Investment Group Holdings, Inc., a real estate fund manager, since January 2011. Previously, Mr. Morse served in various positions with Citigroup, Inc. (“Citi”) and Salomon Smith Barney since the 1980s, including Chief Executive Officer of Citi’s Asia Institutional Client Group and Global Head of Investment Banking. Mr. Morse is a graduate of Yale University, Harvard Business School, and Harvard Law School.

As a result of these and other professional experiences, Mr. Morse possesses particular knowledge and experience in executive management, corporate governance, international business, and the finance, human capital management, technology, and manufacturing areas relevant to our business, which are among the key attributes that qualify Mr. Morse for election to our Board.

Gil C. Tily. Gil C. Tily has been a director of Amkor since May 2019. Mr. Tily served as Amkor’s Executive Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary from May 2008 until his retirement in June 2019. Prior to that, he served as General Counsel and Corporate Secretary of the Company from June 2007 to May 2008. Since July 2020, Mr. Tily has also served, in his capacity as a director, in the Board’s Strategic Oversight Role, through which he provides additional strategic oversight of the management and business of the Company. Prior to joining Amkor in June 2007, Mr. Tily was a partner in the law firm of Dechert LLP, where he worked for 28 years. Mr. Tily holds an A.B. in Politics from Princeton University and a J.D. from the University of Pittsburgh School of Law.

As a result of these and other professional experiences, Mr. Tily has a thorough understanding of the semiconductor industry and broad executive management experience and possesses particular knowledge and experience in corporate governance, international business, and the human capital management and finance areas relevant to our business, which are among the key attributes that qualify Mr. Tily for election to our Board.

David N. Watson. David N. Watson has been a director of Amkor since August 2014. Mr. Watson is currently serving as the President and Chief Executive Officer of Comcast Cable Communications, LLC (“Comcast Cable”). Prior to his current role, Mr. Watson served as the Executive Vice President and Chief Operating Officer of Comcast Cable, where he was responsible for day-to-day operations of the cable division, including sales and marketing of cable video, high-speed internet, and voice services, as well as oversight of the three operating divisions and Comcast Spotlight, the advertising sales unit. Before joining Comcast Cable in 1991, he served for seven years with Comcast Cellular Communications, Inc., first as Senior Vice President of sales and marketing and later as President. Previously, he headed sales and marketing efforts at Bell Atlantic Mobile and Metrophone. Most recently, in November 2021, Mr. Watson was inducted into the Cable Hall of Fame, which celebrates the most influential leaders in the content and connectivity industry.

As a result of these and other professional experiences, Mr. Watson has broad executive management experience and possesses particular knowledge and experience in corporate governance and the human capital management and technology areas relevant to our business, which are among the key attributes that qualify Mr. Watson for election to our Board.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Board of Directors held six meetings during 2024. All directors attended at least 75% of all Board of Directors and applicable committee meetings. The standing committees of the Board and membership are as follows:

Audit Committee

The Audit Committee is a separately-designated, standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of the Audit Committee are Mr. Carolin, Ms. McCourt, and Mr. Morse. Mr. Carolin currently serves as the Chairman of the Audit Committee.

Our Board of Directors has determined that each of Mr. Carolin, Ms. McCourt, and Mr. Morse meets the independence and financial sophistication requirements set forth in the Nasdaq listing standards and that each also qualifies as an “audit committee financial expert” as defined in SEC regulations. The responsibilities of the Audit Committee include, but are not limited to:

•	pre-approving all audit, audit-related, and non-audit services provided to Amkor by Amkor’s independent registered public accounting firm;

•	appointing, compensating, retaining, and overseeing the work of the independent registered public accounting firm;

•	reviewing and providing guidance with respect to the external audit and Amkor’s relationship with its independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm the contents of periodic reports filed with the SEC;

•	reviewing and discussing with management Amkor’s earnings releases, including the use of “pro forma” or “adjusted” non-GAAP information;

•	reviewing and providing guidance regarding Amkor’s internal audit function;

•	reviewing and approving related party transactions (unless such review and approval is conducted by another independent body of the Board of Directors);

•	discussing with management and internal audit representatives the activities, organizational structure, and qualifications of our internal audit function;

•

reviewing any significant findings presented by management or internal auditors regarding the effectiveness of, or any deficiencies in, the design or operation of internal control over financial reporting and any fraud, whether or not material, that involves management or other employees who have a significant role in our internal control over financial reporting and reviewing before release the disclosure regarding Amkor’s system of internal control over financial reporting required under SEC rules to be contained in Amkor’s periodic filings and the attestations or reports by the independent registered public accounting firm relating to such disclosure;

•

overseeing compliance with SEC disclosure requirements regarding Audit Committee membership, member qualifications, and related activities and the services provided by our independent registered public accounting firm;

•	reviewing any legal matters that our general counsel has concluded could have a significant impact on our financial statements;

•	obtaining from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated;

•

reviewing our policies and practices with respect to financial risk assessment, financial risk management, and cybersecurity and information security and discussing with management the steps that have been taken to monitor and control such risks;

•	instituting special investigations as and when the Audit Committee determines appropriate and necessary;

•	engaging and determining funding for outside legal, accounting, or other advisors as and when the Audit Committee determines appropriate and necessary for the conduct of its duties;

•

providing appropriate funding, as determined by the Audit Committee, for (i) compensation to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review, or attest services for the Company, and (ii) for the payment of ordinary administrative expenses that are necessary or appropriate in carrying out its duties;

•	annually, evaluating the performance of the Audit Committee, including reviewing the adequacy of the Audit Committee’s charter;

•	periodically reviewing and re-examining the Audit Committee’s structure, processes, and membership requirements and making recommendations to the Board regarding any proposed changes;

•

annually reviewing and approving the Company’s decision to enter into swaps that are exempt from mandatory exchange execution and clearing pursuant to the “end-user” and “treasury affiliate” exceptions, the Company’s policy regarding the use of such swaps, and any related transactions;

•	reviewing and approving the audit committee report for inclusion in our annual proxy statement; and

•	establishing procedures for the confidential, anonymous submission by employees of concerns about questionable accounting or auditing matters.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website under the heading “Company Overview > Corporate Governance” at https://ir.amkor.com. During 2024, the Audit Committee met nine times. In executing their responsibilities, Audit Committee members regularly communicate with our management and independent registered public accounting firm.

Compensation Committee

The current members of the Compensation Committee are Messrs. Churchill, Carolin, Morse, and Watson. Mr. Churchill currently serves as the Chairman of the Compensation Committee. Our Board of Directors has determined that each of Messrs. Churchill, Carolin, Morse, and Watson meets the independence requirements set forth in the Nasdaq listing standards and SEC regulations. The responsibilities of the Compensation Committee include, but are not limited to:

•	reviewing, approving, and/or making recommendations to the Board regarding director compensation;

•	reviewing, approving, and/or making recommendations to the Board regarding all forms of compensation to be provided to our Chief Executive Officer and all of our other executive officers;

•	approving compensatory contracts or similar transactions or arrangements with other employees as the Compensation Committee determines;

•	conducting an annual performance review of, and setting annual performance goals for, the Chief Executive Officer and reporting to the Board regarding such matters;

•	reviewing, approving, and/or making recommendations to the Board regarding general compensation goals, guidelines, and bonus criteria for our employees;

•	administering and interpreting the terms and conditions of all current and future equity incentive plans;

•

administering and interpreting the terms and conditions of the Company’s Excess Compensation Recovery Policy (the “Clawback Policy”), including acting as “Administrator” (as defined in the Clawback Policy) of the Clawback Policy, which includes making all determinations necessary, appropriate or advisable for the administration of the Clawback Policy, and consulting with the full Board or such other committees of the Board as necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority;

•	reviewing the Clawback Policy and recommending any proposed changes to the Board;

•	reviewing, approving, and/or making recommendations to the Board, as appropriate, regarding other plans that provide for compensation to our employees, directors, and consultants;

•	reviewing and approving any material amendments to the Amkor Technology, Inc. 401(k) Plan (the “401(k) Plan”);

•

assessing and monitoring risks related to the Company’s compensation plans, programs, policies, and practices, including whether the Company’s compensation framework incentivizes inappropriate or excessive risk taking;

•	reviewing and discussing with management the compensation discussion and analysis and compensation committee report disclosures in our annual proxy statement;

•	authorizing the repurchase of shares from terminated employees;

•	annually evaluating the performance of the Compensation Committee and reviewing the adequacy of the Compensation Committee’s charter;

•	periodically reviewing and re-examining the Compensation Committee’s structure, processes, and membership and making recommendations to the Board for any proposed changes; and

•

any other functions as may be authorized by the Board or pursuant to the Company’s equity compensation plans or as may be required under the rules and guidelines of the Exchange Act, the SEC or Nasdaq listing standards.

When appropriate, the Compensation Committee may form and delegate authority to subcommittees to carry out any of the responsibilities under its charter. In addition, periodically, or as deemed appropriate, the Compensation Committee shall: (i) review and discuss with the Board the Company’s philosophy, processes, and procedures for the consideration and determination of non-employee director compensation; and (ii) evaluate the amount and type of director compensation, including the allocation between cash and equity-based compensation. In its review of director compensation, the Compensation Committee may consider, among other information, comparative data, advice, and recommendations from independent compensation consultants, the Company’s management team, and other advisors.

The Compensation Committee’s executive compensation determinations are subjective and the result of its business judgment, which is informed by the experience of its members and input provided by its independent compensation consultant, our CEO (other than with respect to his own compensation), our Chairman, and other members of management. Our Corporate Secretary and our law and human resources departments support the Compensation Committee in recommending director compensation and creating director compensation programs. In addition, the Compensation Committee can engage outside advisors, experts, and others for further assistance.

The Compensation Committee retained Compensia, Inc. (“Compensia”) as its independent compensation consultant in August 2024. The Compensation Committee conducted an assessment of Compensia with respect to the factors set forth in Nasdaq and SEC rules. As a result of such assessment, the Compensation Committee concluded that the work performed by Compensia for the Compensation Committee in 2024 did not raise any conflicts of interest.

The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website under the heading “Company Overview > Corporate Governance” at https://ir.amkor.com. During 2024, the Compensation Committee met eight times.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Churchill, Alexander, Carolin, and Tily. Mr. Churchill currently serves as the Chairman of the Nominating and Governance Committee. Our Board of Directors has determined that each of Messrs. Churchill, Alexander, Carolin, and Tily meets the independence requirements set forth in the Nasdaq listing standards and SEC regulations. The responsibilities of the Nominating and Governance Committee include, but are not limited to:

•

evaluating the current composition, organization, and governance of the Board and its committees, including through a review of the appropriateness of the continued service of any Board member who changes the position or responsibility that he or she held when he or she was elected to the Board, and making recommendations regarding such matters to the Board;

•	periodically assessing desired Board qualifications, expertise, and characteristics for potential Board members;

•	identifying, evaluating, and proposing nominees for election to the Board and, as necessary, filling any newly created directorship or vacancy on the Board;

•	developing policies and procedures regarding the review and recommendation of nominees for director;

•	reviewing stockholder proposals relating to corporate governance and other matters and recommending to the Board the Company’s response to such proposals;

•	reviewing the disclosures in our annual proxy statement regarding the policies and procedures related to stockholder communications with the Board and nomination of candidates to the Board;

•	annually reviewing the Nominating and Governance Committee’s own performance and overseeing the performance evaluation process for the Board and its committees;

•

evaluating and making recommendations to the Board of Directors concerning the appointment of directors to Board committees, the selection of committee chairs, and the proposal of a slate of nominees for election to the Board of Directors;

•	evaluating and recommending termination of individual directors in accordance with the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”) and the Bylaws;

•	annually evaluating the performance of the Nominating and Governance Committee and reviewing the adequacy of the Nominating and Governance Committee’s charter;

•	periodically reviewing and re-examining the Nominating and Governance Committee’s structure, processes, and membership and recommending any proposed changes to the Board of Directors;

•

periodically reviewing the Corporate Governance Guidelines and the Company’s Insider Trading Policy (the “Insider Trading Policy”), Code of Business Conduct (the “Code of Business Conduct”), Director Code of Ethics (the “Director Code of Ethics”), Policy on Fair Disclosure, and corporate governance procedures and recommending any proposed changes to the Board;

•	reviewing and recommending to the Board proposed changes to the Company’s Certificate of Incorporation and the Bylaws;

•	monitoring and periodically reviewing the Company’s new director orientation program;

•	reviewing the succession planning for the Company’s senior executive officers, including, but not limited to, the Chief Executive Officer of the Company;

•	periodically reviewing and making recommendations, as appropriate, regarding continuing education for members of the Board; and

•	reviewing and overseeing matters related to environmental, social, and governance (“ESG”) issues and periodically reporting to the Board with respect thereto.

The Board has adopted a written charter for the Nominating and Governance Committee, which is available on our website under the heading “Company Overview > Corporate Governance” at https://ir.amkor.com. During 2024, the Nominating and Governance Committee met five times.

The Nominating and Governance Committee’s goal is to ensure that the Board of Directors is made up of individuals of high integrity, personal character, and ethical standards and that the Board reflects a diverse range of professional backgrounds and experience relevant to our business. In the biographies of each of the nominees to the Board described above, we highlighted the experiences and qualifications that were among the most important to the Nominating and Governance Committee and the Board in concluding that each such nominee should serve on our Board. The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of our Company at the time nominees are considered. When evaluating a director nominee, the Nominating and Governance Committee considers, among other factors, the director nominee’s character, judgment, independence, age, expertise, length of service and other commitments, and diversity in experience and background, and whether such factors will strengthen the Board’s collective qualifications, skills, and experience and enhance the Board’s performance of its responsibilities in the oversight of our business.

The Nominating and Governance Committee will consider the above factors, and it uses the same process for evaluating all director nominees, regardless of the original source of nomination. The Nominating and Governance Committee does not currently use the services of any third-party search firm to assist in the identification or evaluation of Board member candidates. The Nominating and Governance Committee may, however, use such services in the future as it deems necessary or appropriate.

It is the policy of the Nominating and Governance Committee to consider both recommendations and nominations from stockholders for candidates to the Board of Directors. Stockholders wishing to recommend a candidate for consideration by the Nominating and Governance Committee for election to the Board of Directors can do so by writing to our Corporate Secretary at our principal executive office. To be eligible for nomination, nominating stockholders and their candidates must satisfy the requirements set forth in Article I of our Bylaws and Rule 14a-19 under the Exchange Act. Nominations for consideration at the 2026 Annual Meeting must be received by our Corporate Secretary no earlier than 5:00 p.m. MST on January 15, 2026 and no later than 5:00 p.m. MST on February 14, 2026.

Director Independence

The Board of Directors has determined that each of Messrs. Alexander, Carolin, Churchill, Liao, Liu, Morse, Tily, and Watson and Ms. McCourt is independent under the Nasdaq listing standards and SEC rules.

Communications with the Board of Directors

We have a process by which our stockholders can send communications to the Board, and that process was designed to enable the Board or individual directors, as applicable, to hear the views of our stockholders so that appropriate responses can be provided to our stockholders in a timely manner. Stockholders may communicate with the Board of Directors by writing to us at Amkor Technology, Inc., Attention: Corporate Secretary, 2045 East Innovation Circle, Tempe, Arizona 85284. Stockholders who would like their submission directed to a particular Board member may so specify, and the communication will be forwarded, as appropriate.

Corporate Governance Guidelines and Codes of Ethics

Our Board has adopted the Corporate Governance Guidelines, the Code of Business Conduct, which applies to all of our officers and employees worldwide, and the Director Code of Ethics, which applies to our directors. These documents are available on our website under the heading “Company Overview > Corporate Governance” at https://ir.amkor.com.

Board Leadership Structure

As part of its review of Amkor’s overall corporate governance practices, the Board of Directors periodically reviews its leadership structure. Susan Y. Kim serves as the Chairman of the Board of Directors. Amkor’s President and Chief Executive Officer, Giel Rutten, is also a member of the Board of Directors. The Board has also established the position of Lead Independent Director of the Board. The Lead Independent Director is responsible for coordinating the activities and agenda for the Board’s independent directors, serving as liaison between the Chairman and the Board’s independent directors, advising the Chairman regarding the flow of information from management necessary for the independent directors to effectively and responsibly perform their duties, consulting with the Chief Executive Officer regarding any concerns of the other directors, consulting with significant stockholders and other interested parties when appropriate, and such other responsibilities as set forth in the Corporate Governance Guidelines. The independent directors have designated Mr. Churchill to serve as Lead Independent Director of the Board. We believe this Board structure is effective for Amkor and reflects an appropriate allocation of leadership responsibilities.

Executive Sessions

Consistent with our Corporate Governance Guidelines, the non-employee directors of the Board regularly hold executive sessions. The Audit Committee, in accordance with its charter, meets separately with our Chief Financial Officer throughout the year to review our financial affairs and meets separately in sessions with our independent registered public accounting firm, internal auditors, general counsel, and other members of management at such times as the Audit Committee deems appropriate to fulfill its responsibilities under its charter. The Nominating and Governance Committee and the Compensation Committee also meet in executive session as deemed appropriate.

Risk Oversight

The Board is responsible for overseeing Amkor’s risk management process and views risk oversight as one of the important functions it performs. While the Board is ultimately responsible for risk oversight, Board committees assist the Board in administering and fulfilling this oversight responsibility through periodic meetings and discussions with management and Company advisors and report to the full Board with respect to certain categories of risk. With the assistance of the Nominating and Governance Committee, the Board has identified certain categories of risk to the Company, assigned oversight responsibility with respect to those risks to the Board as a whole, and delegated to its committees specific categories of risk based on the particular functions and responsibilities of such committees. The Board’s role in risk oversight has not affected its leadership structure.

As part of its overall responsibility for risk oversight, the Board directly oversees, among other areas, business strategy, customer and industry trends, financial performance, liquidity and capital expenditures, operations, insurance coverage, intellectual property, research and development, labor and human resources, and litigation. Senior management regularly, and at least annually, briefs the Board regarding cybersecurity and other information security matters relevant to the Company. The Audit Committee is responsible for, among other areas, reviewing the Company’s practices with respect to cybersecurity, information security, and financial risk oversight, which includes overseeing risks related to financial reporting and accounting, internal controls, disaster recovery, fraud, and taxes. The Compensation Committee assesses and monitors risks related to our compensation practices and other related areas. The Nominating and Governance Committee has responsibility for oversight of risks related to, among other areas, ESG and the Company’s corporate governance policies and practices that help position the Board to effectively carry out its risk oversight responsibility.

Amkor’s management is responsible for day-to-day risk management, which includes administration of the Company’s Enterprise Risk Management Program (the “ERM Program”). The ERM Program was instituted to formalize a practice for identifying and assessing the risks to Amkor’s business and to provide a top-down, holistic view of the risks that affect Amkor’s ability to achieve its objectives. Management’s ongoing risk management responsibilities also include identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, and operating levels and the development of processes for mitigating these risks. At periodic meetings of the Board and its committees and in other meetings and discussions, management reports to, and seeks guidance from, the Board and its committees, as applicable, with respect to matters that could affect the Company’s risk profile, strategic plans, risk mitigation strategies, and other aspects of the Company’s business. The Board oversees and monitors management in the execution of its risk oversight role. We believe that our Lead Independent Director’s understanding of our business, his specific knowledge and experience in corporate governance and legal areas relevant to our business, and his service on other boards of directors enables him to appropriately support the Board in its efforts to oversee risks affecting the Company. Additionally, the Board has created a Strategic Oversight Role, the purpose of which is to provide additional strategic oversight of the management and business of the Company with respect to leadership transitions, strategic initiatives, business risk, and succession planning. The Board has appointed Mr. Tily to serve in the Strategic Oversight Role in his capacity as a director.

Annual Meeting Attendance

All directors are encouraged, but not required, to attend our annual meetings of stockholders. All but one of the directors who were serving on the Board at the time of the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) attended the 2024 Annual Meeting.

Certain Relationships and Related Transactions

Related Party Transactions

Since January 1, 2024, there have been no related party transactions that are required to be reported under SEC rules.

Review and Approval of Related Party Transactions

We have a written policy on related party transactions that governs all relationships and transactions in which we and our directors, executive officers, or their immediate family members are participants. As required under SEC rules, transactions between the Company and related persons that are determined to be directly or indirectly material to the related person must be disclosed in our proxy statement. Management is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to transactions between the Company and related parties and determining, based on the facts and circumstances, whether a related party has a direct or indirect material interest in the transaction. In addition, pursuant to the Audit Committee’s charter, the Audit Committee reviews and approves related party transactions in accordance with Nasdaq rules. In the course of its review and approval of a disclosable related party transaction, the Audit Committee considers:

•	whether the transaction is in the best interest of the Company and its stockholders;

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related party;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote regarding approval of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at an Audit Committee meeting.

Insider Trading Policy

We have adopted insider trading policies and procedures governing the purchase, sale and other dispositions of securities of the Company by directors, officers and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards of Nasdaq. Our Insider Trading Policy states, among other things, that our directors, officers and employees are prohibited from trading in such securities while in possession of material, nonpublic information. The foregoing summary of our insider trading policies and procedures does not purport to be complete and is qualified by reference to our Insider Trading Policy filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Compensation Committee Interlocks and Insider Participation

During 2024, the Compensation Committee consisted of Messrs. Churchill, Carolin, Morse, and Watson. No member of the Compensation Committee was an officer or employee of Amkor or any of Amkor’s subsidiaries during 2024 or had any relationship requiring disclosure under SEC regulations. None of the Compensation Committee members or our executive officers has served on the board of directors or on the compensation committee of any other entity whose executive officers served on our Board of Directors or on our Compensation Committee.

Anti-Hedging, Anti-Pledging, and Clawback Policies

The Company’s policies prohibit directors, officers, and employees from engaging in hedging or derivative transactions with respect to Company securities. The policies specifically identify as prohibited transactions short sales, failing to deliver sold securities, put or call options, swaps, spread bets, collars, and forward sales contracts. The policies also prohibit placing Company securities in a margin account or pledging Company securities as collateral for a loan. In addition, the Clawback Policy requires the Company to recoup all or a portion of an executive officer’s incentive-based compensation, including awards granted pursuant to the Amkor Technology, Inc. Amended and Restated Executive Incentive Bonus Plan (the “Executive Bonus Plan”) and performance-based equity awards granted under the Company’s stock incentive plans, if the Company is required to restate its financial statements resulting in the Company’s financial performance being reduced (such that the incentive-based compensation or any portion thereof would not have been paid) and certain other requirements are met. For more information about the Clawback Policy, please refer to the “Compensation Discussion and Analysis” section of this proxy statement (the “CD&A”).

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

Our director compensation program is designed to attract and retain highly qualified non-employee directors and to align their interests with the long-term interests of our stockholders. The Compensation Committee is responsible for reviewing the equity and cash compensation for directors on an annual basis and making recommendations to the Board if it determines changes are needed. The Compensation Committee periodically reviews and considers information from its independent compensation consultant regarding the amounts and types of compensation paid to non-employee directors at companies the Compensation Committee considers when assessing executive compensation. In October 2024, in connection with the retirement of Amkor’s founder as Executive Chairman of the Board and the appointment of Ms. Kim as Chairman of the Board, the Compensation Committee adopted the Fourth Amended and Restated Amkor Technology, Inc. Non-Employee Director Compensation Policy (as amended and restated, the “Director Compensation Policy”).

Annual and Additional Retainers

During 2024, non-employee directors received an annual cash retainer, which was paid quarterly, and certain directors received additional retainers for serving in certain Board positions, in each case pursuant to the Director Compensation Policy. Cash retainers are pro-rated for directors whose service lasts for less than a year. As of December 31, 2024, the cash compensation structure for our non-employee directors under the Director Compensation Policy is set forth in the following table:

Annual Retainer for Board Members	$ 85,000
Additional Annual Retainers:
Lead Independent Director	$ 30,000
Chairman	$150,000
Strategic Oversight Role	$ 75,000
Audit Committee Chairman	$ 25,000
Compensation Committee Chairman	$ 15,000
Nominating and Governance Committee Chairman	$ 10,000
Audit Committee Member (including the Chairman)	$ 12,000
Compensation Committee Member (including the Chairman)	$ 10,000
Nominating and Governance Committee Member (including the Chairman)	$ 7,500

In addition to the cash retainers described above, we also reimburse directors for travel and other reasonable out-of-pocket expenses incurred by them in attending Board and committee meetings. Directors who are also employees or officers of Amkor, including Mr. Rutten, our President and Chief Executive Officer, do not receive annual retainers for their service on our Board of Directors.

Equity Compensation

Upon election to the Board of Directors at the 2024 Annual Meeting, each non-employee director was granted an equity award of time-vested restricted stock units (“RSUs”) with a fair market value on the grant date of $195,000, rounded down such that only whole shares are issued, pursuant to the Director Compensation Policy and the terms of the Amkor Technology, Inc. 2021 Equity Incentive Plan (as amended, the “2021 Equity Plan”). Subject to the terms and conditions of the RSU award agreement for non-employee directors: (i) the RSUs will vest in full on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of the stockholders immediately following the grant date; and (ii) upon the Company’s payment of a cash dividend, dividend equivalent units (“DEUs”) accrue with respect to the underlying RSUs, with DEUs representing additional RSUs subject to the same vesting provisions as the underlying RSUs.

Under our stock ownership guidelines, each non-employee director is expected to directly or indirectly own shares of our common stock equal in value to five times the annual cash retainer for non-employee directors.

Each non-employee director is expected to achieve the ownership guideline within five years after the date on which such director became subject to the ownership guideline and to retain 50% of the after-tax shares of common stock acquired or retained upon the exercise of a stock option or vesting of a restricted stock unit until such director satisfies the stock ownership guidelines. As of December 31, 2024, all of our non-employee directors either owned more than the minimum level of our common stock or were otherwise in compliance with the stock ownership guidelines.

Director Compensation Table

The following table shows compensation information for our Executive Chairman and non-employee directors for the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)(5)	Total ($)
James J. Kim, Executive Chairman (1)	750,000	1,613,369	404,323	2,767,692
Susan Y. Kim, Chairman (6)	143,500	194,972	1	338,473
Douglas A. Alexander	81,250	194,972	—	276,222
Roger A. Carolin	105,750	194,972	—	300,722
Winston J. Churchill, Lead Independent Director	114,750	194,972	1	309,723
Daniel Liao	75,500	194,972	1	270,473
John D. Liu	3,503	80,131	—	83,634
MaryFrances McCourt	84,500	194,972	—	279,472
Robert R. Morse	89,500	194,972	—	284,472
Gil C. Tily	157,250	194,972	1	352,223
David N. Watson	76,500	194,972	1	271,473

Notes

(1)

Mr. Kim was an employee and was compensated for his services as our Executive Chairman of the Board as an employee, rather than as a non-employee director. He did not earn any retainers for his service as a member of the Board. Mr. Kim retired as our Executive Chairman on October 31, 2024, and his fees earned include his prorated salary. His compensation was approved annually by the Compensation Committee. Mr. Kim received an equity award consisting of RSUs and performance-vested restricted stock units (“PSUs”) in 2024 in connection with his service as an employee and was also provided health and welfare benefits generally available to our employees.

(2)

The amounts in the Stock Awards column reflect the aggregate grant date fair value of RSUs and (in the case of Mr. Kim only) PSUs granted during the year ended December 31, 2024, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC 718”), which is derived in the manner set forth in Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 21, 2025 (the “Form 10-K”) and incorporated herein by reference and excludes the impact of estimated forfeitures related to service-based vesting conditions. For a description of the vesting schedule relating to the RSUs awarded to our directors, please refer to the “Director Compensation — Equity Compensation” section of this proxy statement. For the PSUs awarded to Mr. Kim, the valuation was based upon the assumption that the target level of performance will be achieved, which represents the probable outcome of the performance conditions for those awards. The value of the 2024 PSU awards at the grant date for Mr. Kim, assuming that the highest level of the performance conditions will be achieved, was $1,519,368. The amounts for the RSUs and (in the case of Mr. Kim only) PSUs reported in the table above are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718 and do not correspond to the actual value, if any, that will be recognized by the applicable director. The values for the RSUs and PSUs awarded to Mr. Kim and included in the Stock Awards column also reflect that, pursuant to the terms and conditions of the applicable equity award agreements, he does not have any dividend equivalent rights with respect to such RSUs and PSUs.

(3)

As compensation for his service as an employee, Mr. Kim received 27,731 RSUs and 29,103 PSUs in 2024. Pursuant to our Director Compensation Policy and upon election, our non-employee directors received an annual grant of RSUs having a fair market value on the grant date of approximately $195,000 in 2024. As discussed in the “Director Compensation - Equity Compensation” section of this proxy statement, pursuant to the terms of the RSU award agreement for non-employee directors, upon the Company’s payment of a cash dividend, DEUs accrue with respect to the underlying RSUs, with each DEU representing an additional RSU and subject to the same vesting provisions as the underlying RSU. Total stock options outstanding as of December 31, 2024 for Amkor’s directors (other than Mr. Rutten, whose compensation information is provided in the Summary Compensation Table) are as follows: Mr. Kim — 450,000; Ms. Kim — 120,000; Mr. Alexander — 84,657; Mr. Carolin — 140,000; Mr. Churchill — 20,000; Mr. Liao — 60,000; Ms. McCourt — 20,000; Mr. Morse — 140,000; and Mr. Watson — 140,000. As of December 31, 2024, Mr. Kim held 32,908 PSUs, Mr. Liu held 2,970 RSUs, and each of Amkor’s other non-employee directors held 5,991 unvested RSUs, which include rounded underlying DEUs accrued by our non-employee directors through December 31, 2024.

(4)

For Mr. Kim, this amount reflects a payout of $117,692 for accrued paid time off upon his retirement and $286,631 in reimbursements by the Company for certain personal travel expenses by Mr. Kim and his family in accordance with Company policy, as approved by the Compensation Committee. The personal travel expenses reimbursement is calculated based on actual expenses incurred.

(5)	For our non-employee directors, this amount reflects the cash payment of fractional DEUs upon the release of the annual RSUs and DEUs.

(6)	Ms. Kim served as our Executive Vice Chairman until she was appointed as Chairman of the Board, effective October 31, 2024.

EXECUTIVE OFFICERS

The name, age, position, and a brief account of the business experience of our Chief Executive Officer and each of our other executive officers as of March 20, 2025 is set forth below. The present term of office for the officers named below will generally expire on the earliest of their retirement, resignation, or removal. There are no family relationships among our executive officers.

Name	Age	Position
Giel Rutten	67	President and Chief Executive Officer
Megan Faust	51	Executive Vice President, Chief Financial Officer, and Treasurer
Mark N. Rogers	59	Executive Vice President, General Counsel, and Corporate Secretary
Farshad Haghighi	61	Executive Vice President, Chief Sales Officer
Kevin K. Engel	53	Executive Vice President, Chief Operating Officer

Giel Rutten. For a brief biography on Mr. Rutten, please see “Proposal One — Election of Directors.”

Megan Faust. Megan Faust has served as our Executive Vice President and Chief Financial Officer since November 2019, was appointed Treasurer in February 2022, and served as Corporate Vice President and Chief Financial Officer from September 2016 to November 2019. Previously, Ms. Faust served as the Company’s Senior Vice President, Corporate Controller from March 2013 to September 2016 and in various other roles in the Finance Department since joining the Company in 2005. Prior to joining the Company, Ms. Faust served as an auditor with KPMG LLP for 10 years. Ms. Faust has also served on the board of directors of Rogers Corporation since December 2020 and serves as a member of its compensation and organization and audit committees. She holds an M.B.A. from Arizona State University and a Bachelor’s degree in Accountancy from Northern Arizona University and is a Certified Public Accountant in the State of Arizona.

Mark N. Rogers. Mark N. Rogers was appointed Executive Vice President, General Counsel, and Corporate Secretary in June 2019. Mr. Rogers has more than 30 years of corporate legal and transaction experience, including more than four years at ON Semiconductor Corporation, a semiconductor manufacturing company, where he served most recently, from February 2017 to June 2019, as Senior Vice President, Assistant General Counsel, and Assistant Corporate Secretary. Mr. Rogers’ work experience also includes more than 11 years with Insight Enterprises, Inc., from April 2003 through December 2014, as Associate General Counsel and in other positions in the law department. Mr. Rogers holds an A.B. in History and an A.B. in French Civilization from Brown University and a J.D. from New York University School of Law.

Farshad Haghighi. Farshad Haghighi has served as our Executive Vice President, Chief Sales Officer since August 2022. Before being appointed to his current role, Mr. Haghighi served as Executive Vice President, Worldwide Sales and Marketing from October 2021 to August 2022. Prior to that time, he served as our Corporate Vice President, West Region Sales from March 2018 to October 2021. Previously, Mr. Haghighi served as Corporate Vice President of U.S. Fabless Sales from January 2011 to March 2018, Senior Vice President of Western Sales from 2010 to 2011, and in various other sales management and engineering positions since joining Amkor in 1994. Mr. Haghighi has over 40 years of industry experience in semiconductor package, process, and manufacturing engineering, sales and sales management, including with National Semiconductor Corporation and Fairchild Semiconductor Corporation. Mr. Haghighi holds a Bachelor of Science degree in Electrical Engineering from San Jose State University.

Kevin K. Engel. Kevin K. Engel has served as our Executive Vice President, Chief Operating Officer since February 2025. Before being appointed to his current role, Mr. Engel served as Executive Vice President, Business Units from February 2023 to February 2025. Prior to that time, Mr. Engel served as Corporate Vice President, Flip Chip/Wafer Level Business Unit from January 2020 to February 2023. Previously, he served as our Senior Vice President, Bump Services from August 2016 to January 2020. Prior to that time, Mr. Engel served as our Vice President, Bump Services from January 2013 to August 2016 and in various similar roles since joining the Company in August 2004. Mr. Engel has nearly 30 years of experience in the electronics and semiconductor industry, including nearly 20 years of service with the Company. He holds a Bachelor’s degree in Chemical Engineering from Auburn University and has completed executive education programs at the Stanford University Graduate School of Business and Harvard University Business School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The CD&A contains material information regarding our executive compensation program and explains the material factors underlying disclosures that are contained in this proxy statement with respect to the compensation of our Chief Executive Officer, our Chief Financial Officer, and our three most highly-compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer) for the year ended December 31, 2024 (collectively, “NEOs”), each of whom is identified below:

Name	Position Held
Giel Rutten	President and Chief Executive Officer
Megan Faust	Executive Vice President, Chief Financial Officer, and Treasurer
Mark N. Rogers	Executive Vice President, General Counsel, and Corporate Secretary
Farshad Haghighi	Executive Vice President, Chief Sales Officer
Kevin K. Engel (1)	Executive Vice President, Business Units

(1)	Kevin K. Engel was promoted to Executive Vice President, Chief Operating Officer, on February 20, 2025.

Executive Summary

The primary objectives of our executive compensation program are to attract highly qualified individuals for positions of substantial responsibility and to provide incentives for them to perform to the best of their abilities to promote the success of our business and build long-term value for our stockholders. The outsourced semiconductor packaging and test market is very competitive, and the Company’s operations and customers are global. To compete effectively, we need key senior management with the talent, leadership, and commitment to manage and operate our business, develop effective business strategies, differentiate our products and services, and anticipate and respond effectively to new challenges. To achieve these objectives, we offer a competitive compensation package consisting primarily of base salary, performance-based annual cash bonus opportunities, and equity-based awards.

In determining the compensation of our NEOs for 2024, the Compensation Committee considered the tenure of the NEOs in their current roles, individual performance, the value of individual unvested equity holdings, prior equity awards, the economic environment, the Company’s outlook for 2024 and its capital investments in future areas of growth, the Company’s financial results, the highly competitive nature of the Company’s industry, the Company’s international scope, and compensation data provided from time to time by the Compensation Committee’s independent compensation consultant. The Compensation Committee recognizes the need to attract, retain, and motivate a team of highly qualified and dedicated senior executives who are critical to the long-term success of the Company.

The Compensation Committee also considers the results of the Company’s advisory vote regarding the compensation of our NEOs, which is held on an annual basis consistent with the preference expressed by our stockholders. An overwhelming majority of our stockholders approved the compensation of our 2023 named executive officers at the 2024 Annual Meeting, with more than 98% of the votes cast being in favor of approval. We view the result of this non-binding vote as an indication that our stockholders are generally supportive of our executive compensation program and policies.

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program guide our Compensation Committee in designing pay packages with a mix of fixed and variable compensation to enable the Company to recruit, motivate, and retain key executives while maintaining a competitive cost structure. The Compensation Committee reviews proposed compensation packages with our Chief Executive Officer in determining compensation packages for our key executives (other than our Chief Executive Officer). The Compensation Committee and Chief Executive Officer also consult with the Chairman.

Given the competitive and highly cyclical nature of our business, the Compensation Committee retains the flexibility to design an executive compensation structure that allows for a mix of cash, equity, and other forms of compensation (e.g., benefits and post-termination compensation), which meets the overall objectives of our executive compensation program. The Compensation Committee does not target a specific market level nor does it have an intended level for short-term versus long-term and cash versus non-cash compensation as a percentage of a NEO’s overall compensation opportunity. Instead, the Compensation Committee retains the flexibility to allocate compensation opportunities within these categories as it deems appropriate to achieve our overall compensation objectives.

Historically, the Compensation Committee and our Chief Executive Officer, in consultation with our Chairman, have evaluated and monitored the effectiveness of our overall executive compensation arrangements on an ongoing basis. The Compensation Committee retained Compensia to assist with reviewing the Company’s compensation structure for executives, including base salaries, performance-based annual cash bonuses, and equity incentive programs, and the selection of comparison companies for providing data to be used when evaluating our executive compensation arrangements. The Compensation Committee has considered the data provided by its compensation consultant from time to time as part of its determination of whether the overall level of compensation for each of our NEOs is reasonable in light of market conditions. The Compensation Committee does not use the data to establish any element of compensation at a particular benchmark or percentile level.

The Compensation Committee reviews and approves the compensation for our executive officers, including our Chief Executive Officer. It is the practice of the Compensation Committee to review with the other independent directors and the Chairman the compensation of the Chief Executive Officer. In setting our executive officers’ overall compensation, the Compensation Committee generally considers a variety of factors related to the Company’s performance, including, in the case of our 2024 annual bonus program for executives, the Company’s performance projections for 2024 and balancing incentives for revenue with incentives for operating income.

The Company has entered into Executive Severance Agreements with each of our NEOs (the “Executive Severance Agreements”). The Compensation Committee believes that the Company’s post-termination compensation and related arrangements with our NEOs are aligned with a normal market range of practices related to, and consistent with, the principal objectives of our compensation programs. For more information about the Executive Severance Agreements, please refer to the “Post-Termination Compensation” subsection of this CD&A and the “Employment, Severance, and Change in Control Arrangements” section of this proxy statement.

Compensation of Our Chief Executive Officer

As previously disclosed, in recognition of Mr. Rutten’s achievements in driving Company performance and stockholder value and the Board’s desire to retain Mr. Rutten as President and Chief Executive Officer, the Company entered into an employment offer letter with Mr. Rutten in June 2020 setting forth the terms of his employment, which was amended by his Executive Severance Agreement in November 2022 (such offer letter, as amended by Mr. Rutten’s Executive Severance Agreement, the “Rutten Agreement”). The Company also granted a mix of options and restricted stock awards in 2020, with three-year quarterly vesting that reflected the majority of Mr. Rutten’s equity compensation awards during 2020, 2021, and 2022.

The Compensation Committee created a 2024 compensation program for Mr. Rutten intended to provide an incentive for his continued service. The material elements of Mr. Rutten’s compensation are summarized below.

Base Salary. Mr. Rutten’s base salary is periodically adjusted at the discretion of the Board. For 2024, his annual base salary was $1,000,000.

Annual Incentive Bonus. Subject to the terms and conditions of the Executive Bonus Plan, Mr. Rutten is eligible each year for a cash bonus with a target amount equal to 135% of his then-current salary.

Equity Awards. The Compensation Committee sets Mr. Rutten’s equity compensation after consideration of the value of his previous equity awards, new market data for chief executive officers in similar companies, and his performance as the Chief Executive Officer of the Company. As described in more detail below, Mr. Rutten was granted RSU awards and PSU awards in February 2024. Approximately 30% of Mr. Rutten’s target equity awards for 2024 are contingent on the achievement of future performance goals, and approximately 70% of his 2024 equity awards are time-vesting awards that are intended to be a retention-oriented incentive.

On February 20, 2024, Mr. Rutten was granted 282,352 RSUs, subject to the terms and conditions of an RSU award agreement under the 2021 Equity Plan (the “Rutten RSU Award Agreement”), and 126,998 PSUs, at target level of achievement and subject to the terms and conditions of a PSU award agreement under the 2021 Equity Plan (the “Rutten PSU Award Agreement”), with performance goals approved by the Compensation Committee. The number of PSU awards that Mr. Rutten will ultimately earn from the such PSUs will be determined as follows: (i) up to 20,165 PSU awards based on the achievement of a performance goal based on the Company’s basic earnings per share (“EPS”) for the period from January 1, 2024 through December 31, 2024 (the “Year 1 EPS PSUs”); (ii) up to 20,169 PSU awards based on the achievement of a performance goal based on the Company’s EPS for the period from January 1, 2025 through December 31, 2025 (the “Year 2 EPS PSUs”); (iii) up to 20,170 PSU awards based on the achievement of a performance goal based on the Company’s EPS for the period from January 1, 2026 through December 31, 2026 (the “Year 3 EPS PSUs” and, collectively with the Year 1 EPS PSUs and Year 2 EPS PSUs, the “EPS PSUs”); and (iv) up to 66,494 PSU awards based on the achievement of a performance goal based on the percentile rank of the Company’s common stock price appreciation from the beginning to the end of the rTSR Performance Period (as defined below), plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock (such stock appreciation, plus dividends and distributions, “rTSR”)), as compared to the rTSR of constituents of the PHLX Semiconductor Sector Index (“SOX”) over a period (the “rTSR Performance Period”) beginning on February 20, 2024 through February 20, 2027 (the “rTSR PSUs”). EPS was chosen for a portion of the PSU awards as a performance metric to require ongoing profit generation, and each successive performance period for the EPS PSUs requires higher EPS than that required by the prior year’s EPS PSUs to require profit growth. rTSR was chosen for a portion of the PSU awards as a performance metric as it ties compensation to the relative return earned by the Company’s stockholders. The Company believes that the combination of PSU awards based on EPS and rTSR will benefit stockholders with stock price growth or other capital returns. The percentage of the EPS PSUs earned can range from 0% to 225% of the stated target amount of PSUs, and the percentage of the rTSR PSUs earned can range from 0% to 150% of the stated target amount of PSUs. The percentage of rTSR PSUs earned will be capped at 100% of the stated target amount if the Company’s rTSR at the end of the rTSR Performance Period is less than the Company’s rTSR at the beginning of the rTSR Performance Period. The vesting schedule of the February 2024 PSUs (as defined below) for Mr. Rutten was the same as for other NEOs (with linear interpolation when performance is between points shown):

Year 1 EPS PSUs
% Earnings Per Share Goal Achieved	<40%	100%	175%
% Target PSUs Earned	— %	100%	225%

Year 2 EPS PSUs
% Earnings Per Share Goal Achieved	<30%	100%	180%
% Target PSUs Earned	— %	100%	225%

Year 3 EPS PSUs
% Earnings Per Share Goal Achieved	<20%	100%	185%
% Target PSUs Earned	— %	100%	225%

rTSR PSUs
Percentile Rank rTSR Goal Achieved	<25th	25th	55th	85th
% Target PSUs Earned	— %	50%	100%	150%

Severance Terms. Upon termination of Mr. Rutten’s employment by the Company without “Cause” or by Mr. Rutten for “Good Reason,” each as defined in the Rutten Agreement, subject to the execution and non-revocation of a release of all claims against the Company, and subject to Mr. Rutten abiding by the terms of certain restrictive covenants, Mr. Rutten will be entitled to post-termination compensation under various scenarios. For more information about the post-termination compensation payable to our NEOs, please refer to the “Employment, Severance, and Change in Control Arrangements” and the “Potential Payments upon Termination or Change in Control” sections of this proxy statement.

Other Benefits. Mr. Rutten is eligible for housing-related and a transport allowance associated with his posting in Singapore, executive health insurance coverage, and participation in various other employee benefit plans and programs, as in effect from time to time, on the same terms and conditions as apply to the Company’s executive officers or Singapore-based personnel generally.

At-Will Employment. Mr. Rutten’s employment with the Company is on an at-will basis.

Risk Assessment

The Compensation Committee has reviewed and evaluated the Company’s executive compensation and general compensation policies and practices and concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee considered a number of factors, including the key components of the Company’s compensation programs, the relative weighting of those components as part of overall compensation, and considerations enumerated by the SEC. Prior to the Compensation Committee’s review, members of the executive management team also reviewed the Company’s compensation policies and practices and considered whether those policies and practices are likely to encourage inappropriate risk-taking by executives or other employees.

Our Compensation Program Rewards Individual and Company Performance

Our compensation program is designed to reward high levels of performance at the Company and individual levels. Our key executive incentive compensation components currently consist of cash bonuses and equity grants, both of which are designed to reward our company-wide performance and superior individual performance. In addition, given the volatility of our industry and the impact that volatility has on our variable pay, we strive to provide competitive base salaries in order to ensure a baseline level of stable income and health and welfare benefits in order to promote the well-being of our executives.

Our Chief Executive Officer reviews the performance of each of his direct reports on an ongoing basis. Based on this continual assessment of performance, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation (other than his own) of our executive officers.

Our compensation program is designed to reward performance rather than longevity of service. We do not maintain a pension program for our NEOs. Our U.S.-based NEOs are eligible to participate in the 401(k) Plan, which is generally available to U.S. employees. All salary increases and non-benefit related compensation other than base salary are structured in a manner that rewards performance, not length of service.

Our long-term incentive program has historically consisted of grants of stock options and RSUs that vest over time and PSUs that vest based on the attainment of performance goals. The intrinsic nature of a stock option is that it will only provide value to the executives to the extent our stock price increases over the life of the stock option. RSUs provide a base level of long-term incentive compensation vesting over time that promotes the retention of key employees and ties executive compensation to the creation of long-term stockholder value through appreciation in the Company’s stock price. The Compensation Committee believes that PSUs strengthen the link between executive pay and Company performance and reward executives for achievement of the Company’s long-term performance goals. The February 2024 PSUs, which were based on either EPS or rTSR, allow up to a 225% target payout, in the case of the EPS PSUs, or a 150% target payout, in the case of the rTSR PSUs, based on the degree to which the applicable EPS or rTSR performance goal is achieved for the applicable performance period. The percentage of rTSR PSUs earned will be capped at 100% of the stated target amount if the Company’s rTSR at the end of the rTSR Performance Period is less than the Company’s rTSR at the beginning of the rTSR Performance Period. The Company believes that the combination of PSU awards based on EPS and rTSR will benefit stockholders with stock price growth or other capital returns.

Timing of Grants. The Compensation Committee has not granted, nor does it intend in the future to grant, equity awards (including stock options, stock appreciation rights or similar option-like instruments), to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. In addition, discretionary equity awards may not be made during certain “blackout” periods established in connection with the public release of earnings information. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award (including stock options, stock appreciation rights or similar option-like instruments) grant dates.

Elements of Our Compensation Program

The Company provides two main types of compensation: fixed compensation and variable compensation. Fixed elements of compensation are not correlated directly to any measure of the Company’s performance and include such items as base salary, 401(k) Plan matching contributions, health and welfare benefits, post-termination compensation pursuant to the Executive Severance Agreements, and limited perquisites and supplemental benefits. Variable elements of compensation are based on performance and include such items as annual performance bonuses and equity awards.

Base Salary

The Compensation Committee believes that the primary purpose of base salaries is to provide a stable source of income in order to attract and retain key executives. We also use base salary increases to reward high performing executives and to recognize increases in the scope of an individual’s responsibilities. We seek to set base salaries at a level that is sufficient to be attractive to current and prospective executives. The primary factors we consider when setting base salaries include the experience and expertise of the individual, the value of the position to our organization and ongoing strategy, the competitive market environment, internal equity considerations, and the input of our Chief Executive Officer (with respect to other NEOs).

In February 2024, the Compensation Committee approved base salary increases for our NEOs as follows: Ms. Faust’s base salary was increased from $600,000 to $610,000; Mr. Rogers’ base salary was increased from $550,000 to $560,000; Mr. Haghighi’s base salary was increased from $550,000 to $560,000; and Mr. Engel’s base salary was increased from $450,000 to $500,000.

Annual Incentive Opportunities

We have generally paid cash bonuses to our executives based on the executive’s performance and our financial results. Cash bonuses, if any, are typically paid in the year following the year during which performance was measured. The primary purpose of cash bonuses is to focus the attention of key executives on our operational and financial performance. In addition, our cash bonus program allows us to set individual and Company-wide goals that are viewed as critical to our overall success on an ongoing basis. This provides us with the flexibility to adapt our focus and goals as business priorities and executives’ roles change over time. Bonuses are paid to executives with respect to the financial performance goals for a given year only if the performance goals approved by the Compensation Committee are achieved. Furthermore, even if such performance goals are achieved, the Compensation Committee retains the discretion to reduce an executive’s earned bonus based on such factors as it determines relevant.

Bonus opportunities and related performance targets for the NEOs for 2024 were established by the Compensation Committee under the Executive Bonus Plan in February 2024. In setting the target bonus opportunities for 2024, the Compensation Committee considered, among other factors, alignment of executive compensation with creation of stockholder value, the Company’s anticipated performance in 2024, and balancing incentives for revenue with incentives for operating income. For 2024, the Executive Bonus Plan provided each participant with a target bonus amount that could be earned based on achievement of goals for the following performance measures: (i) Revenue (weighted at 35%); (ii) Operating Income (weighted at 35%); and (iii) Discretionary/Individual Performance (weighted at 30%). The weightings reflect a desire to reward profitable and balanced growth, as well as a recognition that measurement of financial performance exclusively does not capture the totality of NEO performance in a large multi-national enterprise with the Company’s international footprint and scope of operations. For purposes of the Executive Bonus Plan, Revenue and Operating Income were determined based on net sales and operating income (as defined under U.S. generally accepted accounting principles (“GAAP”)), respectively, as reported in our audited consolidated financial statements, to be adjusted for extraordinary items such as legal settlements and accruals, sales, costs, and other charges associated with mergers and acquisitions, and other items as approved by the Compensation Committee.

The following table sets forth the target bonus levels for 2024.

Name	Target Bonus as a Percentage of Base Pay
Giel Rutten	135%
President and Chief Executive Officer
Megan Faust	85%
Executive Vice President, Chief Financial Officer, and Treasurer
Mark N. Rogers	85%
Executive Vice President, General Counsel, and Corporate Secretary
Farshad Haghighi	85%
Executive Vice President, Chief Sales Officer
Kevin K. Engel	85%
Executive Vice President, Business Units

With respect to each of the Revenue and Operating Income performance measures under the Executive Bonus Plan for 2024:

•	a threshold, target, and maximum level of performance was established;

•	no payout would be made with respect to such performance measure unless the threshold level of performance was exceeded;

•	100% of the target bonus amount would be paid if the target level of performance was achieved; and

•	200% of the target bonus amount would be paid if the maximum level of performance was achieved or exceeded.

With respect to the Individual Performance measure under the Executive Bonus Plan, an attainment percentage between 0% and 200% was assigned to each NEO based on the NEO’s individual performance during 2024.

For 2024, a NEO’s bonus under the Executive Bonus Plan was calculated based on the following formula:

[Base Salary] x [Target Bonus %] x [(Revenue Attainment % x 35%) + (Operating Income Attainment % x 35%) + (Individual Performance Attainment % x 30%)] = [Bonus Payout]

For 2024, the threshold performance goal for the Revenue performance measure under the Executive Bonus Plan was $5,800 million, the target was $6,500 million, and the maximum level of performance was $7,000 million. The Operating Income threshold performance goal was $375 million, the target was $500 million, and the maximum level of performance was $600 million.

A similar scale of 0% to 200% was set for the Individual Performance measure. The Revenue, Operating Income, and Individual Performance measures operated independently. In the event that the attainment for any performance measure was greater than the threshold but less than the target, or greater than the target but less than the maximum, the payout for such measure would be pro-rated on a straight-line basis. In all events, under the Executive Bonus Plan, the payout for each performance measure was capped at 200%, and participants were capped at an aggregate bonus equal to 200% of their target bonus amount.

In February 2025, the Compensation Committee confirmed the Revenue attainment for 2024, which was approximately $6,318 million, and the Operating Income attainment for 2024, which was approximately $438 million, resulting in an attainment for the Revenue and Operating Income components of 74% and 51%, respectively, in accordance with the pre-established payout formula. The Compensation Committee also considered the individual performance of each of our NEOs during 2024. In light of the Company’s achievement of several significant financial milestones during 2024, financial discipline and management, maintaining profitability and free cash flow generation in a cyclical downturn, qualification of products in Vietnam, securing funding for a manufacturing facility in the United States, revenue growth with select customers, and record revenue in the Computing end market, the Compensation Committee determined that achievement of the Individual Performance measure for each of our NEOs should be set at 150% of the potential target for 2024. As a result of these considerations, based on the level of achievement in 2024 and in accordance with the pre-established payout formula, the Compensation Committee approved below target bonuses for the NEOs as set forth below:

Name	2024 Target Bonus	2024 Actual Bonus	2024 Actual Bonus (as % of Target)
Giel Rutten	$1,350,000	$1,201,500	89%
Megan Faust	$ 518,500	$ 461,465	89%
Mark N. Rogers	$ 467,000	$ 423,640	89%
Farshad Haghighi	$ 467,000	$ 423,640	89%
Kevin K. Engel	$ 425,000	$ 378,250	89%

Long-Term Incentive Compensation

The Company has granted equity-based awards to executives from time to time, typically in the form of stock options, RSUs, or PSUs. The primary purpose of granting equity-based awards is to align our executives and stockholders with a common goal of long-term stockholder value creation. The Compensation Committee believes that stock options issued with exercise prices equal to fair market value on the date of grant that have a time-based vesting requirement can be an effective retention and incentive tool because the stock options only produce value to the extent that the executive continues to be employed by us and the stock price increases, which in turn creates value for all stockholders. The Compensation Committee also believes that RSUs and PSUs provide a base level of long-term incentive compensation vesting over time that promotes the retention of key employees and ties executive compensation to the creation of long-term stockholder value through appreciation in the Company’s stock price or other appropriate performance measures.

The Chief Executive Officer typically consults with other senior executive officers, the Chairman of the Board, and the Chairman of the Compensation Committee regarding his recommendations for long-term incentive awards to our executive officers (other than himself). The Compensation Committee, with the assistance of data provided periodically by its compensation consultant, reviews the recommendations from the Chief Executive Officer and makes awards as it deems appropriate. Although a number of factors are considered, equity awards granted to our executive officers are determined on a case-by-case and discretionary basis, rather than pursuant to a formula. Factors considered include individual performance potential, retention, the amount that vests annually, and competitive market-based compensation packages. Awards are typically granted to our executive officers each February and may also be granted at other times during the year, such as in connection with a promotion, when a newly hired executive begins employment with the Company or to incentivize achievement of specific operational or financial goals. The number of shares underlying equity awards granted to our Chief Executive Officer and the frequency of grants to him are determined in the discretion of the Compensation Committee. It is the practice of the Compensation Committee to review such grants to the Chief Executive Officer with the other independent members of the Board.

On February 20, 2024, the Compensation Committee granted RSUs and PSUs to our NEOs as follows:

Name	RSU	Year 1 EPS PSU	Year 2 EPS PSU	Year 3 EPS PSU	rTSR PSU
Giel Rutten	282,352	20,165	20,169	20,170	66,494
Megan Faust	50,420	8,402	8,404	8,404	27,705
Mark N. Rogers	22,268	3,711	3,711	3,712	12,236
Farshad Haghighi	22,268	3,711	3,711	3,712	12,236
Kevin K. Engel	19,747	3,291	3,291	3,291	10,851

For Mr. Rutten, the aggregate value of the foregoing equity awards was allocated as 30% PSUs and 70% RSUs as a retention-oriented incentive to our key executive. For each of Ms. Faust, Mr. Rogers, Mr. Haghighi, and Mr. Engel, the aggregate value of the foregoing equity awards was allocated as 50% PSUs and 50% RSUs to provide a retention-oriented incentive while also emphasizing the performance-based elements that align with the EPS and rTSR goals underlying the PSUs.

Description of 2024 PSUs. Under the terms and conditions of a PSU award agreement under the 2021 Equity Plan (the “Executive PSU Award Agreement” and, together with the Rutten PSU Award Agreement, the “PSU Award Agreements”), for the PSUs granted to the NEOs on February 20, 2024 (the “February 2024 PSUs”), the number of PSU awards that a recipient will ultimately earn will be determined based on (i) in the case of the Year 1 EPS PSUs, the Company’s EPS for the period from January 1, 2024 through December 31, 2024; (ii) in the case of the Year 2 EPS PSUs, the Company’s EPS for the period from January 1, 2025 through December 31, 2025; (iii) in the case of the Year 3 EPS PSUs, the Company’s EPS for the period from January 1, 2026 through December 31, 2026; and (iv) in the case of the rTSR PSUs, the Company’s rTSR over the rTSR Performance Period. EPS was chosen for a portion of the February 2024 PSUs as a performance metric to require ongoing profit generation, and each successive performance period for the EPS PSUs requires higher EPS than that required by the prior year’s EPS PSUs to require profit growth. rTSR was chosen for a portion of the February 2024 PSUs as a performance metric as it ties compensation to the relative return earned by the Company’s stockholders. The Company believes that the combination of February 2024 PSUs based on EPS and rTSR will benefit stockholders with stock price growth or other capital returns. The percentage of the EPS PSUs earned can range from 0% to 225% of the stated target amount of EPS PSUs, and the percentage of the rTSR PSUs earned can range from 0% to 150% of the stated target amount of rTSR PSUs. The percentage of rTSR PSUs earned will be capped at 100% of the stated target amount if the Company’s rTSR at the end of the rTSR Performance Period is less than the Company’s rTSR at the beginning of the rTSR Performance Period. The vesting schedule was the same for all February 2024 PSUs granted to Mr. Rutten and the NEOs (with linear interpolation when performance is between the points shown):

Year 1 EPS PSUs
% Earnings Per Share Goal Achieved	<40%	100%	175%
% Target PSUs Earned	—%	100%	225%

Year 2 EPS PSUs
% Earnings Per Share Goal Achieved	<30%	100%	180%
% Target PSUs Earned	—%	100%	225%

Year 3 EPS PSUs
% Earnings Per Share Goal Achieved	<20%	100%	185%
% Target PSUs Earned	—%	100%	225%

rTSR PSUs
Percentile Rank rTSR Goal Achieved	<25th	25th	55th	85th
% Target PSUs Earned	—%	50%	100%	150%

Description of 2024 RSUs. Under the terms and conditions of an RSU award agreement under the 2021 Equity Plan (the “Executive RSU Award Agreement” and, together with the “Rutten RSU Award Agreement, the “RSU Award Agreements”), the RSUs granted in February 2024 to Ms. Faust, Mr. Rogers, Mr. Haghighi, and Mr. Engel will vest in three equal installments beginning on February 20, 2025 and ending on February 20, 2027, subject to the recipient’s continued employment with the Company at the time of vesting, except as otherwise provided in the applicable Executive Severance Agreement. Under the Rutten RSU Award Agreement, the RSUs granted to Mr. Rutten in February 2024 will vest in three installments, 40% of which will vest on February 20, 2025, 40% of which will vest on February 20, 2026, and the remainder of which will vest on February 20, 2027, subject to Mr. Rutten’s continued employment with the Company at the time of vesting, except as otherwise provided in the Rutten Agreement. For a discussion of the material post-employment compensation provisions under the RSU Award Agreements, please refer to the “Employment, Severance, and Change in Control Arrangements” section of this proxy statement.

Performance Attainment - February 2023 PSUs. On February 16, 2023, the Compensation Committee awarded PSUs to our NEOs (the “February 2023 PSUs”). The February 2023 PSUs could be earned based on 2023 and 2024 cumulative two-year earnings per share relative to a goal set at the start of 2023. The target number of February 2023 PSUs was as follows: Mr. Rutten, 167,037 PSUs; Ms. Faust, 50,111 PSUs; Mr. Rogers, 22,271 PSUs; Mr. Haghighi, 22,271 PSUs; and Mr. Engel, 16,703 PSUs. The February 2023 PSUs were to vest based on the level of achievement of an earnings per share performance goal for a performance period that began on January 1, 2023 and ended on December 31, 2024 (the “2023-2024 Performance Period”) according to the following terms:

•	a threshold, target, and maximum level of performance was established

•	no PSUs would be earned unless the threshold level of performance was achieved

•	50% of the PSUs awarded would be earned if 70% of the target earnings per share was achieved

•	100% of the PSUs awarded would be earned if 100% of the target earnings per share was achieved

•	200% of the PSUs awarded would be earned if 160% of the target earnings per share was achieved or exceeded

•	Straight-line interpolation would be used to determine attainment between the threshold (70%) and maximum (160%) levels of performance

The threshold, target, and maximum two-year cumulative earnings per share performance goals for the February 2023 PSUs were $3.70, $5.29, and $8.46, respectively. In all events, the maximum number of February 2023 PSUs earned was capped at 200% of the PSUs awarded. On February 19, 2025, the Compensation Committee determined that the two-year cumulative earnings per share for the 2023-2024 Performance Period was $2.90, or 55% of the target earnings per share for the 2023-2024 PSU Performance Period, which funded a formulaic payout of 0% for the February 2023 PSUs. Accordingly, no February 2023 PSUs vested.

Performance Attainment - December 2023 PSUs. On December 14, 2023, the Compensation Committee awarded PSUs to our NEOs (the “December 2023 PSUs”). The December 2023 PSUs were earned based on the achievement of performance goals designed to incentivize achievement related to the geographic expansion of the Company’s manufacturing footprint and expanding the Company’s advanced packaging capacity in support of end markets with high growth potential. The number of December 2023 PSUs was as follows: Mr. Rutten, 106,638 PSUs; Ms. Faust, 18,023 PSUs; Mr. Rogers, 8,260 PSUs; Mr. Haghighi, 8,260 PSUs; and Mr. Engel, 8,260 PSUs. On August 13, 2024 the Compensation Committee determined that performance goals applicable to the December 2023 PSUs were achieved and 100% of the December 2023 PSUs awarded to recipients vested in accordance with the terms of the applicable PSU award agreement.

Performance Attainment – Year 1 EPS PSUs. On February 20, 2024, the Compensation Committee awarded the Year 1 EPS PSUs to our NEOs. The target number of Year 1 EPS PSUs was as follows: Mr. Rutten, 20,165 PSUs; Ms. Faust, 8,402 PSUs; Mr. Rogers, 3,711 PSUs; Mr. Haghighi, 3,711 PSUs; and Mr. Engel, 3,291 PSUs. The Year 1 EPS PSUs vested based on the level of achievement of an EPS performance goal for the 2024 EPS Performance Period according to the following terms:

•	a threshold, target, and maximum level of performance was established

•	no PSUs would be earned unless 40% of the target earnings per share was achieved

•	100% of the PSUs awarded would be earned if 100% of the target earnings per share was achieved

•	225% of the PSUs awarded would be earned if 175% of the target earnings per share was achieved or exceeded

•	Straight-line interpolation would be used to determine attainment between the threshold (40%) and maximum (175%) levels of performance

The threshold, target, and maximum basic earnings per share performance goals for the Year 1 EPS PSUs were $0.64, $1.60, and $2.80, respectively. In all events, the maximum number of Year 1 EPS PSUs earned was capped at 225% of the PSUs awarded. On February 19, 2025, the Compensation Committee determined that the basic earnings per share for the 2024 EPS Performance Period was $1.44, or 90% of the target earnings per share for the 2024 EPS Performance Period, which funded a formulaic payout of 83% for the Year 1 EPS PSUs. Accordingly, 83% of the target number of Year 1 EPS PSUs awarded to recipients vested in accordance with the terms of the applicable PSU Award Agreement.

Post-Termination Compensation

Executive Severance Agreements

As discussed elsewhere in this CD&A, in November 2022, the Company entered into the Executive Severance Agreements with each of its NEOs (in February 2023 for Mr. Engel). For details regarding the post-termination compensation payable to our NEOs, please refer to the “Compensation of Our Chief Executive Officer” subsection of this CD&A and the “Employment, Severance, and Change in Control Arrangements” and “Potential Payments upon Termination or Change in Control” sections of this proxy statement.

Rationale for Post-Termination Compensation Arrangements

Given the uncertainty inherent in change in control transactions, the Compensation Committee believes that it is in the best interests of our stockholders for management to remain neutral as to whether there is a change in control transaction, through the use of severance. Management may be less inclined to resist change in control transactions that are in the best interests of our stockholders when they have the added security that comes with change in control arrangements. Additionally, the Compensation Committee believes that our post-termination compensation and related arrangements with our NEOs are aligned with existing market practices. The severance benefits for each NEO under the applicable Executive Severance Agreement are predicated upon the NEO being terminated without Cause (i.e., “double trigger”). These benefits are also available to Mr. Rutten in the event that he resigns for Good Reason, and to our other NEOs under similar circumstances in the event of a Change in Control. For those NEOs, our change in control provisions do not include excise tax gross-ups, and our severance benefits are subject to the NEO signing a general release and waiver and complying with certain restrictive covenants. For all NEOs, the restrictive covenants include non-solicitation and (except for Mr. Haghighi, who resides in California) non-competition obligations for 12 months following a separation from service and certain non-disparagement, confidentiality, and intellectual property assignment obligations for an indefinite period. We believe that the restrictive covenants we have with our NEOs serve the best interests of the Company and its stockholders.

Our equity award agreements also generally provide for partial (in the case of PSUs) or full (in the case of all other equity awards) vesting of underlying equity awards in the event of a NEO’s death or disability. Similarly, the RSU Award Agreements and the PSU Award Agreements provide for partial vesting of underlying equity awards in the event of a NEO’s retirement. The Compensation Committee approved these provisions to recognize the unique impact of the leadership decisions made by our NEOs on the long-term direction of the Company.

With the exception of the post-termination compensation arrangements discussed in this CD&A, we do not have any employment, severance, change-in-control, or other post-employment compensation arrangements in place with any of our NEOs.

Other Compensation Elements

Health, Welfare, and Retirement Benefits. Our NEOs are eligible to participate in health and welfare benefit programs that are generally available to all salaried, full-time employees, as determined by, and subject to, the laws of the country of their employment. Additionally, the 401(k) Plan is a tax-qualified 401(k) savings plan that, subject to Internal Revenue Code limits, allows U.S. employees to contribute a portion of their cash compensation on a pre-tax basis to an account that is eligible to receive matching contributions. We match employee contributions at a rate of 100% of the amount of compensation deferred by each participant, up to a maximum matching contribution of $10,000 per year. All of the NEOs participate in the 401(k) Plan except for Mr. Rutten, who lives and works in Singapore.

Perquisites and Personal Benefits. We have a relocation program and provide certain payments and benefits under this program to all eligible employees, including the NEOs. A housing allowance, tax gross-up, tax equalization, and similar benefits may also be available for employees on expatriate assignments. In addition to the health and welfare benefits generally available to all salaried, full-time employees, the Company also pays for our executive officers to obtain an annual medical screening and offers a plan with increased health insurance coverage to our CEO.

Although they comprise a small portion of the total compensation for our NEOs, the purpose of these benefits is to promote the continuous well-being of our executives and to ensure that they are able to devote their attention to our ongoing success.

Stock Ownership Guidelines

In order to align the interests and objectives of our directors and officers with those of our stockholders, and to further promote the Company’s longstanding commitment to sound corporate governance, the Company has established guidelines for Company stock ownership and retention. Each NEO is expected to own shares of our common stock equal in value to a multiple of such NEO’s salary. The Chief Executive Officer is expected to hold 300% of his annual base salary. Each other NEO is expected to hold 100% of the NEO’s annual base salary. Executive officers have five years from the date on which they first become subject to the stock ownership guidelines to achieve this ownership level. As of the Record Date, each NEO either owned more than the minimum stock ownership level or was otherwise in compliance with the Company’s stock ownership guidelines.

Anti-Hedging, Anti-Pledging, and Clawback Policies

The Company maintains the Clawback Policy, which requires the Company to recoup all or a portion of a participant’s incentive-based compensation, including awards granted pursuant to the Executive Bonus Plan and the 2021 Equity Plan, if the Company is required to restate its financial statements resulting in the Company’s financial performance being reduced (such that the incentive-based compensation or any portion thereof would not have been paid) and certain other requirements are met. Pursuant to the Clawback Policy, in the event that the Company is required to prepare an Accounting Restatement (as defined in the Clawback Policy), the Company will recover the amount of any Erroneously Awarded Compensation (as defined in the Clawback Policy) received by any current or former executive officer of the Company with respect to the three-year period before such Accounting Restatement.

The Company’s policies also prohibit directors, officers, and employees from engaging in hedging or derivative transactions with respect to Company securities. For a description of these anti-hedging and anti-pledging policies, please refer to the “Corporate Governance” section of this proxy statement.

Tax and Accounting Considerations

The Tax Cuts and Jobs Act (the “Tax Act”) eliminated the “performance-based compensation” exemption from the $1 million cap on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, effective January 1, 2018. Notwithstanding the Tax Act, the Compensation Committee retains the flexibility to pay compensation that is not entirely deductible where the Compensation Committee determines doing so to be appropriate. For accounting purposes, time-based equity awards are measured at their grant date fair value with the resulting compensation expense recognized ratably over the service period, which is generally the vesting period of the award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this CD&A with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement, and such recommendation was approved by the Board of Directors.

This report is submitted by the Compensation Committee.

Winston J. Churchill, Chairman

Roger A. Carolin

Robert R. Morse

David N. Watson

Summary Compensation Table

The following table sets forth compensation earned for services rendered to us and our subsidiaries by our NEOs. Except as otherwise expressly provided below, amounts are in U.S. Dollars.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Giel Rutten	2024	1,000,000	11,698,245	1,201,500	2,739,985	(4)	16,639,730
President and	2023	1,000,000	10,831,472	877,500	135,274	(4)	12,844,246
Chief Executive Officer	2022	950,000	966,460	1,500,525	140,668	(4)	3,557,653
Megan Faust	2024	610,000	2,933,412	461,465	15,321		4,020,198
Executive Vice President,	2023	600,000	2,350,482	331,500	12,281		3,294,263
Chief Financial Officer, and Treasurer	2022	590,000	1,270,637	552,240	20,281		2,433,158
Mark N. Rogers	2024	560,000	1,295,544	423,640	10,000		2,289,184
Executive Vice President,	2023	550,000	1,052,907	303,875	10,000		1,916,782
General Counsel, and Corporate Secretary	2022	540,000	684,164	505,440	10,000		1,739,604
Farshad Haghighi	2024	560,000	1,295,544	423,640	23,859		2,303,043
Executive Vice President,	2023	550,000	1,052,907	303,875	23,540		1,930,322
Chief Sales Officer	2022	525,000	684,164	491,400	10,000		1,710,564
Kevin K. Engel (5)	2024	500,000	1,148,866	378,250	14,894		2,042,010
Executive Vice President	2023	450,000	858,101	248,625	18,654		1,575,380
Business Units

Notes

(1)

The amounts in the Stock Awards column reflect the aggregate grant date fair value of RSUs and PSUs calculated in accordance with FASB ASC 718, which is derived in the manner set forth in Note 2 to our Consolidated Financial Statements included in the Form 10-K and incorporated herein by reference and excludes the impact of estimated forfeitures related to service-based vesting conditions. The valuations for the RSUs and PSUs awarded to the NEOs and included in the Stock Awards column also reflect that, pursuant to the terms and conditions of the applicable equity award agreements, the NEOs do not have any dividend equivalent rights with respect to such RSUs and PSUs. These amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718 and do not correspond to the actual value, if any, that will be recognized by the NEOs. For the PSUs, the valuation was based upon the assumption that the target level of performance will be achieved, which represents the probable outcome of the performance conditions for those awards. On February 19, 2025, the Compensation Committee determined that (i) 83% of the Year 1 EPS PSUs would vest on February 19, 2025 pursuant to the applicable PSU Award Agreement and (ii) the threshold level of performance for February 2023 PSUs was not met and therefore no February 2023 PSUs vested and this PSU award was forfeited. The value of the 2024 PSU awards at the grant date for each of the NEOs receiving such awards, assuming that the highest level of the performance conditions will be achieved, is as follows: Mr. Rutten — $6,630,177; Ms. Faust — $2,762,512; Mr. Rogers — $1,220,065; Mr. Haghighi — $1,220,065; and Mr. Engel — $1,081,910.

(2)	Represents amounts earned pursuant to the terms of the Executive Bonus Plan with respect to the years ended December 31, 2024, 2023, and 2022.

(3)	See the “All Other Compensation Table” below for additional information.

(4)

A portion of Mr. Rutten’s All Other Compensation was converted from Singapore Dollars using the following exchange rates: (i) for 2024, the average exchange rate for the period of January 1, 2024 through December 31, 2024, which was SGD 1.34 to $1; (ii) for 2023, the average exchange rate for the period of January 1, 2023 through December 31, 2023, which was SGD 1.34 to $1; and (iii) for 2022, the average exchange rate for the period of January 1, 2022 through December 31, 2022, which was SGD 1.38 to $1.

(5)	Mr. Engel was not a NEO prior to 2023, and therefore only information related to 2023 and 2024 is presented. Mr. Engel was promoted to Chief Operating Officer on February 20, 2025.

All Other Compensation Table

All Other Compensation amounts in the Summary Compensation Table for 2024 consist of the following:

Name	Defined Contribution Plan Employer Contributions ($)	Housing Payments ($)	Tax-Related Payments ($)	Other Payments ($)	Total ($)
Giel Rutten (1)	—	89,226(2)	2,600,347(3)	50,412(4)	2,739,985
Megan Faust	10,000	—	—	5,321(5)	15,321
Mark N. Rogers	10,000	—	—	—	10,000
Farshad Haghighi	10,000	—	—	13,859(5)	23,859
Kevin K. Engel	10,000	—	—	4,894(5)	14,894

Notes

(1)

A portion of Mr. Rutten’s 2024 Housing Payments, Tax-Related Payments, and Other Payments was converted from Singapore Dollars based on the average exchange rate for the period of January 1, 2024 through December 31, 2024, which was SGD 1.34 to $1.

(2)	Includes apartment rental expenses and payments made to, or on behalf of, Mr. Rutten related to his assignment to Singapore, including utilities associated with his lease.

(3)

Mr. Rutten’s home country for tax purposes is Singapore. As our Chief Executive Officer, he must regularly travel to other countries to oversee the Company’s global operations. Consequently, his compensation for the services he provides to the Company is subject to tax in numerous jurisdictions which can result in significantly greater tax liability than if he provided all of his service to the Company in only his home country. Accordingly, Mr. Rutten is covered by our tax equalization program which is designed to ensure that his income and social taxes on his Company compensation are no greater than what he would have paid had all of his compensation been taxable solely in Singapore. During 2024, Mr. Rutten received tax equalization payments of $2,595,681, of which $2,099,433 was attributable to his 2024 compensation, $413,025 was attributable to his 2023 compensation, and the remainder was a true-up for prior years. This amount also includes payments made to, or on behalf of, Mr. Rutten for tax preparation services of $3,946, including $720 in tax gross-up payments related to such services.

(4)

Includes payments made to, or on behalf of, Mr. Rutten related to his assignment to Singapore for spousal travel benefits of $26,413, a transportation allowance of $17,518, executive medical health insurance premiums, and mobile phone expenses.

(5)

Other payments include the cost to the Company of a comprehensive annual physical examination made available to our executive officers. For Mr. Haghighi, payments include $10,769 related to the buyback of paid time off.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to each award granted to the NEOs under any plan for the year ended December 31, 2024.

Name	Grant Date	Date of Compensation Committee Action if Different from Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Numbers of Shares of Stock (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Giel Rutten	2/20/2024								282,352	8,151,502
	2/20/2024					0	60,504	136,134		1,746,750
	2/20/2024					33,247	66,494	99,741		1,799,993
	2/20/2024		0	1,350,000	2,700,000
Megan Faust	2/20/2024								50,420	1,455,625
	2/20/2024					0	25,210	56,722		727,813
	2/20/2024					13,852	27,705	41,557		749,974
	2/20/2024		0	518,500	1,037,000
Mark N. Rogers	2/20/2024								22,268	642,877
	2/20/2024					0	11,134	25,051		321,439
	2/20/2024					6,118	12,236	18,354		331,229
	2/20/2024		0	476,000	952,000
Farshad Haghighi	2/20/2024								22,268	642,877
	2/20/2024					0	11,134	25,051		321,439
	2/20/2024					6,118	12,236	18,354		331,229
	2/20/2024		0	476,000	952,000
Kevin K. Engel	2/20/2024								19,747	570,096
	2/20/2024					0	9,873	22,214		285,034
	2/20/2024					5,425	10,851	16,276		293,737
	2/20/2024		0	425,000	850,000

Notes

(1)

Represents each NEO’s threshold, target, and maximum bonus opportunity under the Executive Bonus Plan. The threshold amount assumes attaining, but not exceeding, the threshold level for each of the Operating Income and Revenue goals and 0% attainment of the Individual Performance goal. On February 19, 2025, the Compensation Committee approved bonuses to our NEOs at 89% of target.

(2)

The amounts in the “Threshold” column represent the minimum number of PSUs that would vest, if any, under the applicable PSU Award Agreement, assuming that certain threshold performance goals are achieved. The amounts in the “Target” column represent the total number of PSUs granted that would vest if the target level of performance set forth in the applicable PSU Award Agreement is achieved, which would result in the vesting of all of the PSUs granted. The amounts in the “Maximum” column represent the total number of PSUs granted that would vest if the performance attainment level reaches or exceeds the maximum level set forth in the applicable PSU Award Agreement, which would result in the vesting of 225% of the number of PSUs originally granted, in the case of the EPS PSUs, and 150% of the number of PSUs originally granted, in the case of the rTSR PSUs. As discussed in the CD&A, February 2024 PSUs include the EPS PSUs and the rTSR PSUs. The performance goals for the EPS PSUs are based on basic earnings per share for 2024 (for the Year 1 EPS PSUs), 2025 (for the Year 2 EPS PSUs), and 2026 (for the Year 3 EPS PSUs). For the EPS PSUs, under the applicable PSU Award Agreement, earnings per share is calculated by dividing the Company’s net income, as determined under GAAP, by the weighted average number of outstanding shares of the Company’s common stock. The performance goals for the rTSR PSUs are based on the Company’s relative total shareholder return over a three-year period, compared to the components of the SOX over a three-year period. If less than the applicable threshold level set forth in the applicable PSU Award Agreement is attained, none of the applicable PSUs will vest, and the entire applicable PSU award will be forfeited. The actual number of PSUs that will become vested if the

Company’s performance goals are achieved at a level falling between the threshold, target, and maximum attainment levels will be determined using linear interpolation. On February 19, 2025, the Compensation Committee determined that 83% of the Year 1 EPS PSUs would vest on February 19, 2025 pursuant to the applicable PSU Award Agreement.

(3)

This column represents RSU awards made to the NEOs during the year ended December 31, 2024 pursuant to the 2021 Equity Plan. The RSUs granted to the NEOs on February 20, 2024 will vest annually at a rate of (i) for Mr. Rutten, 40% on the first anniversary of the grant date, 40% on the second anniversary of the grant date, and 20% on the third anniversary of the grant date, and (ii) for all other NEOs, 33.33% over three years, subject to the applicable NEO’s continued employment with the Company at the time of vesting.

(4)

The amounts listed in this column reflect the aggregate grant date fair value of RSUs and PSUs granted during the year ended December 31, 2024 under the 2021 Equity Plan, calculated in accordance with FASB ASC 718 and excluding the impact of estimated forfeitures related to any service-based vesting condition. Assumptions used in the calculation of these amounts are included in Note 2 to our Consolidated Financial Statements included in the Form 10-K and are incorporated by reference herein. For the PSUs, the valuation was based upon the assumption that the target level of performance will be achieved, which represents the probable outcome of the performance conditions for those awards. These amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718 and do not correspond to the actual value, if any, that will be recognized by the NEOs. For further information regarding these awards, please refer to the “Compensation Discussion and Analysis — Long-Term Incentive Compensation” section of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by both exercisable and non-exercisable stock options and the number of RSUs and PSUs held by our NEOs as of December 31, 2024.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
Giel Rutten	2/24/2022						21,496	(4)	552,232
	2/16/2023						41,759	(5)	1,072,789
	2/16/2023									83,518	(6)	2,145,577
	2/20/2024						282,352	(7)	7,253,623
	2/20/2024									60,504	(8)	1,554,348
	2/20/2024									66,494	(9)	1,708,231
Megan Faust	2/11/2021						1,906	(10)	48,965
	2/24/2022						6,986	(4)	179,470
	2/16/2023						12,527	(5)	321,819
	2/16/2023									25,055	(6)	643,663
	2/20/2024						50,420	(7)	1,295,290
	2/20/2024									25,210	(8)	647,645
	2/20/2024									27,705	(9)	711,741
Mark N. Rogers	6/10/2019	150,000	—	—	7.40	6/10/2029
	2/11/2021						1,634	(10)	41,977
	2/24/2022						3,761	(4)	96,620
	2/16/2023						5,567	(5)	143,016
	2/16/2023									11,135	(6)	286,058
	2/20/2024						22,268	(7)	572,065
	2/20/2024									11,134	(8)	286,032
	2/20/2024									12,236	(9)	314,343
Farshad Haghighi	2/11/2021						656	(10)	16,853

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
	2/24/2022						3,695	(4)	94,925
	2/16/2023						5,500	(5)	141,295
	2/16/2023									11,135	(6)	286,058
	2/20/2024						21,998	(7)	565,129
	2/20/2024									11,134	(8)	286,032
	2/20/2024									12,236	(9)	314,343
Kevin K. Engel	2/11/2021						790	(10)	20,295
	2/24/2022						1,850	(4)	47,527
	2/16/2023						4,128	(5)	106,048
	2/16/2023									8,351	(6)	214,537
	2/20/2024						19,523	(7)	501,546
	2/20/2024									9,873	(8)	253,637
	2/20/2024									10,851	(9)	278,762

Notes

(1)	This column represents unvested RSUs outstanding as of December 31, 2024.

(2)

The amounts in this column are calculated by multiplying the closing market price of our common stock as of December 31, 2024 ($25.69) by the number of RSUs or PSUs, as applicable, listed for the specified NEO. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2024.

(3)

This column represents unvested awards of PSUs outstanding as of December 31, 2024 that remain subject to a performance condition and assuming achievement of such performance condition: (i) for the PSUs granted in 2023, at the threshold level of performance; and (ii) for the PSUs granted in 2024, at the target level of performance.

(4)	This RSU award was granted on February 24, 2022 and vests annually at a rate of 25% over four years.

(5)	This RSU award was granted on February 16, 2023 and vests annually at a rate of 25% over four years.

(6)

This PSU award was granted on February 16, 2023, and vesting was based on the Company’s achievement of a cumulative two-year earnings per share performance goal over the 2023-2024 Performance Period. On February 19, 2025, the Compensation Committee determined that the threshold level of performance for these PSU awards was not met. Consequently, no PSUs vested, and this PSU award was forfeited.

(7)

This RSU award was granted on February 20, 2024 and vests annually at a rate of (i) for Mr. Rutten, 40% on the first anniversary of the grant date, 40% on the second anniversary of the grant date, and 20% on the third anniversary of the grant date, and (ii) for all other NEOs, 33.33% over three years.

(8)

This PSU award was granted on February 20, 2024 and will vest, if at all, based on the Company’s achievement of EPS performance goals for the performance periods, as set forth in the applicable PSU Award Agreement. On February 19, 2025, the Compensation Committee determined that 83% of the Year 1 EPS PSUs would vest on February 19, 2025 pursuant to the applicable PSU Award Agreement.

(9)

This PSU award was granted on February 20, 2024 and will vest, if at all, based on the Company’s achievement of rTSR performance goal for the rTSR Performance Period, as set forth in the applicable PSU Award Agreement.

(10)	This RSU award was granted on February 11, 2021 and vests annually at a rate of 25% over four years.

Option Exercises and Stock Vested

The following table shows, with respect to our NEOs, the number of shares underlying stock options that were exercised, and the number of shares underlying RSUs and PSUs that vested, during the year ended December 31, 2024.

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Giel Rutten	113,125	2,241,509	175,163	5,940,804
Megan Faust	8,200	177,635	48,975	1,507,225
Mark N. Rogers	—	—	25,141	772,283
Farshad Haghighi	—	—	24,460	749,053
Kevin K. Engel	—	—	17,388	538,321

Notes

(1)	This column represents the difference between the aggregate market value of the shares for which the option was exercised and the aggregate exercise price for such shares.

(2)	This column represents the product of the number of shares acquired on vesting multiplied by the per share market value of our common stock on the applicable vesting date.

Grants of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

The Company did not grant awards of stock options, stock appreciation rights or similar option-like instruments during the 2024 fiscal year. Accordingly, there is nothing to report under Item 402(x) of Regulation S-K.

Employment, Severance, and Change in Control Arrangements

As discussed in the CD&A and elsewhere in this proxy statement, the Company entered into Executive Severance Agreements with each of Mr. Rutten, Ms. Faust, Mr. Haghighi, Mr. Rogers, and Mr. Engel.

Mr. Rutten

Pursuant to the Rutten Agreement, upon termination of Mr. Rutten’s employment by the Company without “Cause” or by Mr. Rutten for “Good Reason,” each as defined in the Rutten Agreement, Mr. Rutten will be entitled to: (i) where such termination occurs within three months prior, or twenty-four months after, a Change in Control: (A) a lump sum equal to two times Mr. Rutten’s then-current base salary and target bonus, (B) a pro-rata target bonus for the year of termination, (C) a lump sum payment of health insurance premiums for eighteen months, (D) full-vesting acceleration for time-vesting equity awards, and (E) payment of salary, unused vacation time, and vested benefits earned prior to termination; or (ii) in all other cases: (A) continuation of Mr. Rutten’s then-current base salary and target bonus for an eighteen-month period (or 1.5 times the sum of his annual base salary and target bonus), (B) a pro-rata bonus for the year of termination determined based on the actual bonus, if any, he would have been paid for such year absent such termination, (C) bi-weekly installment payments of health insurance premiums for eighteen months, (D) vesting acceleration of the portion of all unvested time-vesting equity awards that would have vested within eighteen months after a termination, and (E) payment of salary, unused vacation time, and vested benefits earned prior to termination. The Compensation Committee believes that the terms and conditions of the Rutten Agreement, including the events triggering post-termination payments to Mr. Rutten, are appropriate in light of his unique leadership capabilities and the impact of his termination on the Company’s long-term success.

Other NEOs

Under the Executive Severance Agreements for Ms. Faust, Mr. Rogers, Mr. Haghighi, and Mr. Engel in the case of a termination by the Company without Cause or a termination by the applicable NEO for “Good Reason” (as defined in the applicable Executive Severance Agreement) within three months prior, or twenty-four months after, a Change in Control, the applicable NEO is entitled to: (i) a lump sum equal to 1.5 times the applicable NEO’s then-current base salary and target bonus; (ii) a pro-rata target bonus for the year of termination; (iii) a lump sum payment of health insurance premiums for eighteen months; (iv) full-vesting acceleration for time-vesting equity awards; and (v) payment of salary, unused vacation time, and vested benefits earned prior to termination.

If the applicable NEO is terminated by the Company without “Cause,” as such term is defined in the applicable Executive Severance Agreement, other than in connection with a Change in Control, the applicable NEO is entitled to: (i) continuation of such NEO’s then-current base salary and target bonus for a twelve-month period; (ii) a pro-rata bonus for the year of termination determined based on the actual bonus, if any, such NEO would have been paid for such year absent such termination; (iii) bi-weekly installment payments of health insurance premiums for twelve months; and (iv) payment of salary, unused vacation time, and vested benefits earned prior to termination.

Under the Executive Severance Agreements for Ms. Faust, Mr. Rogers, and Mr. Engel the right to receive severance benefits, as described above, is contingent upon the applicable NEO’s compliance with certain non-competition and non-solicitation obligations for twelve months following a separation from service and certain non-disparagement, confidentiality, and intellectual property assignment obligations for an indefinite period. The restrictive covenants under the Executive Severance Agreement for Mr. Haghighi, who resides in California, are generally similar to those applicable to Ms. Faust, Mr. Rogers, and Mr. Engel except that the non-competition and non-solicitation covenants under his Executive Severance Agreement expire upon his separation from service.

Post-Termination Compensation Provisions - Equity Award Agreements

Subject to the terms of the Rutten Agreement and the Executive Severance Agreements described above, and as discussed in the CD&A and elsewhere in this proxy statement, our standard forms of equity award agreements for our NEOs include post-termination vesting under certain circumstances.

RSUs. Under the RSU Award Agreements, unvested RSUs will vest in full upon the NEO’s death or disability. Unvested RSUs will also vest in part (on a pro rata basis) if the NEO retires on or after the date on which the sum of (i) the NEO’s age (rounded down to the nearest whole month) plus (ii) the number of years (rounded down to the nearest whole month) of service with the Company equals or is greater than 75. In such an event, unvested RSUs in the tranche that is next scheduled to vest will automatically vest pro rata upon the NEO’s retirement. RSU vesting following certain involuntary terminations of employment (including in connection with a Change in Control) for Mr. Rutten and our other NEOs are governed by the Rutten Agreement and the Executive Severance Agreements, respectively, and are discussed above.

PSUs. Under the PSU Award Agreements, unvested PSUs will vest in part (on a pro rata basis) in the event of the NEO’s death or disability. Unvested PSUs will similarly vest on a pro rata basis in the event of the NEO’s retirement unless the retirement occurs within the six-month period following the Date of Grant (as defined in the PSU Award Agreements), in which case the unvested PSUs will be forfeited. In the event of a Change in Control (as defined in the 2021 Equity Plan), unvested PSUs will vest at 100% or greater (depending upon the level of achievement of the Performance Goal (as defined in the PSU Award Agreements)), in each case, in accordance with the terms of the applicable PSU Award Agreement. Under the Rutten PSU Award Agreement, unvested PSUs will vest in part (on a pro rata basis) in the event Mr. Rutten is terminated by the Company without Cause.

Except as described in the CD&A and above, our NEOs are employees at will and do not have employment agreements or other similar arrangements with us.

Potential Payments upon Termination or Change in Control

Cash Payments upon Termination of Service

For a discussion of the cash severance payments payable to our NEOs upon termination, please refer to the “Employment, Severance, and Change in Control Arrangements” section of this proxy statement.

Treatment of Equity upon Termination of Service

The following table shows the additional vesting, if any, for unvested equity awards and the exercise periods for vested stock option awards, if applicable, upon a termination of employment in the various circumstances listed as of December 31, 2024.

Treatment of Outstanding Equity Awards upon Various Termination Events
Award Type	Voluntary Resignation (1)	Retirement (2)	Involuntary Not for Cause (3)	For Cause Termination	Change in Control (4)	Death	Disability

Options	Forfeiture of unvested option; up to 3 months to exercise vested option	Forfeiture of unvested option; up to 24 months to exercise vested option	CEO: Acceleration of options that would have vested within 18 months; up to 24 months to exercise vested option Other NEOs: Forfeiture of unvested option; up to 3 months to exercise vested option	Forfeiture of unvested option; up to 3 months to exercise vested option	Accelerated vesting; up to 24 months to exercise vested option	Accelerated vesting; up to 24 months to exercise vested option	Accelerated vesting; up to 24 months to exercise vested option

RSU	Forfeiture of all unvested RSUs	Pro rata vesting (next tranche only)	CEO: Accelerated vesting of RSUs that would have vested within 18 months Other NEOs: Forfeiture of all unvested RSUs	Forfeiture of all unvested RSUs	Accelerated vesting	Accelerated vesting	Accelerated vesting

PSU	Forfeiture of all unvested PSUs	Pro rata vesting at determination date (if retirement is more than 6 months after grant date)	CEO: Pro rata vesting Other NEOs: Forfeiture of all unvested PSUs	Forfeiture of all unvested PSUs	Vesting on determination date at greater of target or actual attainment (if award assumed and employment terminated without cause or with Good Reason prior to determination date)	Pro rata vesting at determination date	Pro rata vesting at determination date

Notes

(1)	Does not include resignations for “Good Reason” as discussed in Note 4 below.

(2)

“Retirement” generally means a voluntary termination of employment on or after the date when the sum of the NEO’s age (rounded down to the nearest whole month) and the number of years (rounded down to the nearest whole month) that the NEO has provided services to the Company equals or exceeds 75. As of December 31, 2024, Mr. Rutten, Mr. Haghighi and Mr. Engel would have been eligible for benefits with respect to Retirement.

(3)

Does not include terminations in connection with a Change in Control. The Rutten Agreement provides for accelerated vesting of options and RSUs that would have vested within eighteen months after a termination without Cause or for Good Reason (other than in connection with a Change in Control). For all other NEOs, the vesting terms are governed by the Company’s applicable forms of equity award agreement.

(4)

Under the Rutten Agreement and the Executive Severance Agreements for our other NEOs, in the event that the applicable NEO is terminated by the Company other than for Cause or by the NEO for Good Reason during the period beginning 90 days before a Change in Control and ending on the second anniversary of the Change in Control (a “Qualifying CIC Termination”), the applicable NEO’s unvested time-based equity awards will immediately and fully vest, and any vested options will remain exercisable until the earlier of twenty-four months following termination or the option’s original expiration date. Under the PSU Award Agreements, if the PSUs are assumed by the acquiring or successor company and, prior to the Determination Date (as defined in the PSU Award Agreements), the NEO’s employment is terminated by the Company other than for Cause or by the NEO for Good Reason, then a number of PSUs will vest on the Determination Date based on the higher of (i) 100% achievement of the Performance Goal (as defined in the PSU Award Agreements) and (ii) the actual percentage of the Performance Goal that had been achieved at the time of the Change in Control. “Good Reason” is defined in the PSU Award Agreements and the RSU Award Agreements as: (i) a material reduction in the NEO’s authority, duties, or responsibilities; (ii) a material reduction in the NEO’s base salary or bonus opportunity (other than certain pay reductions not specific to the NEO); or (iii) any material breach by the Company of any material provision of the applicable PSU Award Agreement or RSU Award Agreement. Under the Rutten Agreement and the Executive Severance Agreements, the definition of “Good Reason” includes, in addition to the first and second events described above, a relocation of the NEO’s principal place of employment by more than 50 miles. Under the Rutten Agreement, the definition of “Good Reason” also includes a change in Mr. Rutten’s title or requiring Mr. Rutten to report to anyone other than the Board of Directors.

Post-Termination Compensation Table

In the table below, we summarize the estimated payments that will be made to each of our NEOs upon a termination of employment in the various circumstances listed. The table should be read together with the CD&A, the above table regarding the treatment of equity awards upon termination, and other information regarding post-termination compensation for the NEOs set forth above in this “Potential Payments upon Termination or Change in Control” section and in the “Employment, Severance, and Change in Control Arrangements” section of this proxy statement. Unless noted otherwise in the table, the material assumptions that we used in creating the table are as follows:

•

Date of Termination. Any triggering event (e.g., termination, resignation, Change in Control, death, or disability) is assumed to have occurred on December 31, 2024, with base salaries in effect at the end of the 2024 fiscal year being used for purposes of the payout calculation.

•

Price per Share of Common Stock. Calculations requiring a per share stock price are made using the closing price of our common stock on December 31, 2024, which was $25.69. Any actual amounts paid under these scenarios, should they occur in the future, may be different.

•

Generally Available Compensation and Benefits. For purposes of this section, we have excluded amounts that would become payable under programs that are generally available to Amkor’s salaried employees (e.g., the 401(k) Plan and Company-provided life insurance) and other post-termination compensation generally available to Amkor’s salaried employees (e.g., earned but unpaid salary and accrued but unused vacation time).

•

Assumption of Equity Awards Following a Change in Control. Except as otherwise set forth in the table below, the values shown for a Change in Control assume that a Qualifying CIC Termination has occurred for purposes of the Executive Severance Agreements.

•	Performance Goal Attainment. The values included in the table below and attributable to the settlement of PSUs and payments made under the Executive Bonus Plan assume an actual attainment of

100% for the applicable performance period. The actual attainment levels under these scenarios, should they occur in the future, may be different.

•

Restrictive Covenants. To the extent that that we have any post-termination compensation arrangement that requires any of our NEOs to execute a general release of claims in favor of Amkor or to comply with the terms of any non-competition, non-solicitation, confidentiality, or similar restrictive covenant as a condition to receiving post-termination compensation payments pursuant to such arrangement, we have assumed that the NEO has complied with all such requirements.

•

Executive Bonus Plan. We describe the Executive Bonus Plan in the CD&A under “Elements of Our Compensation Program — Annual Incentive Opportunities.” Amounts earned by and paid to the NEOs during 2024 under the Executive Bonus Plan are disclosed in the Summary Compensation Table.

	Post-Termination Compensation Payments and Benefits Table
Name	Voluntary Resignation ($)(1)	Retirement ($)(2)	Involuntary Not for Cause Termination ($)(3)	For Cause Termination ($)	Change in Control ($)(4)	Death ($)	Disability ($)
Giel Rutten	—	8,360,990	12,891,879	—	22,489,999	14,179,929	14,179,929
Megan Faust	—	—	1,625,706	—	6,757,144	3,553,749	3,553,749
Mark N. Rogers	—	—	1,490,872	—	4,103,044	1,611,688	1,611,688
Farshad Haghighi	—	1,011,929	1,504,927	—	4,088,648	1,576,210	1,576,210
Kevin K. Engel	—	803,429	1,339,544	—	3,503,856	1,269,343	1,269,343

Notes

(1)	Does not include resignations for “Good Reason” as discussed in Note 4 below.

(2)	As of December 31, 2024, Mr. Rutten, Mr. Haghighi, and Mr. Engel would have been eligible for benefits with respect to Retirement.

(3)

The amounts shown in the table for Mr. Rutten include, pursuant to the Rutten Agreement and the Rutten PSU Award Agreement: (i) continuation of Mr. Rutten’s then-current base salary and target bonus for an eighteen-month period; (ii) a pro-rata bonus for the year of termination determined based on the actual bonus, if any, he would have been paid for such year absent such termination; (iii) payment of health insurance premiums for eighteen months; (iv) full-vesting acceleration of the portion of all unvested time-vesting equity award that would have vested within eighteen months after a termination; and (v) full-vesting acceleration of the Year 1 EPS PSUs and one-third of the rTSR PSUs. The amounts shown in the table for each of Ms. Faust, Mr. Rogers, Mr. Haghighi, and Mr. Engel include, pursuant to their respective Executive Severance Agreements: (i) continuation of such NEO’s then-current base salary and target bonus for a twelve-month period; (ii) a pro-rata bonus for the year of termination determined based on the actual bonus, if any, such NEO would have been paid for such year absent such termination; and (iii) payment of health insurance premiums for twelve months.

(4)

The amounts shown in the table for Mr. Rutten include, pursuant to the Rutten Agreement and the Rutten PSU Award Agreement: (i) a lump sum equal to two times Mr. Rutten’s then-current base salary and target bonus; (ii) a pro-rata target bonus for the year of termination; (iii) payment of health insurance premiums for eighteen months; (iv) full-vesting acceleration for time-vesting equity awards; and (v) full-vesting acceleration of the February 2023 PSUs and the February 2024 PSUs at target. The amounts shown in the table for each of Ms. Faust, Mr. Rogers, Mr. Haghighi, and Mr. Engel include, pursuant to their respective Executive Severance Agreements: (i) a lump sum equal to 1.5 times the applicable NEO’s then-current base salary and target bonus; (ii) a pro-rata target bonus for the year of termination; (iii) payment of health insurance premiums for eighteen months; (iv) full-vesting acceleration for time-vesting equity awards; and (v) full-vesting acceleration of the February 2023 PSUs and the February 2024 PSUs at target.

Security Ownership of Certain Beneficial Owners and Management

The following table presents the beneficial ownership of our common stock by beneficial owners of more than 5% of our common stock, each of our directors and NEOs, and all of our directors and executive officers as a group. This information is as of March 20, 2025, except as otherwise indicated in the notes to the table.

Name and Address†	Number of Shares (1)	Percentage Ownership (%)
Kim Family Group (2)	132,666,084	53.7
John T. Kim (2)(3)	111,165,526	45.0
Susan Y. Kim (2)(9)	64,922,570	26.3
915 Investments, LP (2)	39,594,980	16.0
Sujochil, LP (2)	19,484,809	7.9
Kim Capital Partners - KCP, LLC (2)	16,710,668	6.8
James J. Kim (2)(10)	10,307,860	4.2
Dimensional Fund Advisors LP (4) Building One 6300 Bee Cave Road Austin, TX 78746	14,862,198	6.0
The Vanguard Group, Inc. (5) 100 Vanguard Blvd. Malvern, PA 19355	14,756,992	6.0
Douglas A. Alexander (6)	131,615	*
Roger A. Carolin (7)	203,151	*
Winston J. Churchill (8)	45,862	*
Kevin K. Engel	1,388	*
Megan Faust	82,138	*
Farshad Haghighi	20,146	*
Daniel Liao (11)	100,778	*
John D. Liu (12)	2,970	*
MaryFrances McCourt (13)	84,660	*
Robert R. Morse (14)	246,097	*
Mark N. Rogers (15)	188,862	*
Giel Rutten	359,316	*
Gil C. Tily (16)	143,780	*
David N. Watson (17)	222,954	*
All directors and executive officers (15 individuals) (18)	66,756,287	27.0

Notes

*	Represents less than 1%.

†	The address for each person or entity is c/o Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, Arizona 85284 unless otherwise noted.

(1)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any share over which the individual or entity has voting power or investment power, which includes the power to dispose of or to direct the disposition of such share. A person is deemed to be a beneficial owner of any shares of which that person has a right to acquire beneficial ownership within 60 days. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock issuable upon: (i) the exercise of options that are exercisable within 60 days of March 20, 2025; (ii) the vesting of RSUs and DEUs that vest within 60 days of March 20, 2025; and (iii) the vesting of PSUs for which the performance criteria has been achieved and that vest within 60 days of March 20, 2025. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The information contained in the table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated and subject to applicable community property laws, each person or entity has sole voting and investment power with respect to shares shown as beneficially owned.

(2)

As of March 20, 2025, Susan Y. Kim, the Chairman of our Board of Directors, members of Ms. Kim’s immediate family, Liam E. Blaney, an employee of Ms. Kim, partnerships owned by Ms. Kim and members of her immediate family, limited liability companies owned by members of Ms. Kim’s immediate family (the “Kim LLCs”), and trusts created by Ms. Kim and members of her immediate family for the benefit of Ms. Kim and members of her immediate family (the “Kim Trusts” and collectively with the foregoing persons and entities, the “Kim Family Group”) directly own 132,666,084 shares, or approximately 53.7%, of our outstanding common stock. Of this total number of shares, 570,000 are shares underlying options exercisable within 60 days of March 20, 2025. Of the 132,666,084 shares beneficially owned: 521,828 shares are held by Ms. Kim’s father, James J. Kim, individually; 9,786,032 shares are held by Mr. Kim in his capacity as trustee of certain Kim Trusts, all of which are subject to shared investment power and shared voting power; 95,000 shares are held by Mr. Kim’s spouse, Agnes C. Kim, all of which Mrs. Kim has sole voting and investment power; 83,332,761 shares are held by Mr. Kim’s son, John T. Kim, individually, of which 36,360,155 shares are subject to shared voting power and 39,708,045 shares are subject to shared investment power; 27,832,765 shares are held by John T. Kim in his capacity as trustee of certain Kim Trusts, of which 7,539,500 shares are subject to shared voting power, 10,101,032 shares are shares as to which he has no voting power, and 18,138,764 shares are subject to shared investment power; 3,356,636 shares are held by Mr. Kim’s son, David D. Kim individually, of which he has shared investment power and no voting power as to 3,347,890 shares; 2,698,513 shares are held by David D. Kim in his capacity as trustee of certain Kim Trusts, of which 1,335,113 shares are subject to shared voting and investment power; 43,401,833 shares are held by Ms. Kim individually, of which 36,195,477 shares are subject to shared voting power and 39,543,367 shares are subject to shared investment power; 21,520,737 shares are held by Ms. Kim in her capacity as trustee of certain Kim Trusts, of which 7,539,500 shares are subject to shared voting power, 1,591,806 shares are shares as to which she has no voting power, and 8,352,732 shares are subject to shared investment power; 39,594,980 shares are held by 915 Investments, LP, a partnership in which John T. Kim is the sole general partner (the “915 Partnership”); 1,150,000 shares are held by The James and Agnes Kim Foundation, Inc. (the “Foundation”); 164,678 shares are held by Liam E. Blaney, as manager of Susins, LLC, all of which are subject to shared voting power and shared investment power; 3,347,890 shares are held by Sujoda Investments, LP, a partnership established for the benefit of members of Mr. Kim’s family (the “Sujoda Partnership”); 19,484,809 shares are held by Sujochil, LP, a partnership established for the benefit of members of Mr. Kim’s family (the “Sujochil Partnership”); 164,678 shares are held by Susins, LLC; and 16,710,668 shares are held by Kim Capital Partners - KCP, LLC. Each of the individuals and entities comprising the Kim Family Group may be deemed members of a group under Section 13(d) of the Exchange Act, and each may exercise voting and/or investment power in one or more capacities with respect to the shares of common stock in concert with other members of the Kim Family Group. None of the trust agreements for the Kim Trusts or other relevant governing documents prohibit the persons authorized to vote shares of common stock of the Company from voting the shares of common stock of the Company held by them, in their discretion, in concert with other members of the Kim Family Group.

In June of 2013, the 915 Partnership acquired 49,594,980 shares of common stock in exchange for convertible notes issued by the Company in 2009 (the “Convert Shares”). The Convert Shares are subject to a voting agreement (the “Voting Agreement”) that requires the Kim Family Group to vote the Convert

Shares in a “neutral manner” on all matters submitted to the Company’s stockholders for a vote, which means that the Convert Shares must be voted in the same proportion as all of the other outstanding securities (excluding the other shares owned by the Kim Family Group) that are actually voted on a proposal submitted to our stockholders for approval. The Kim Family Group is not required to vote in a “neutral manner” any Convert Shares that, when aggregated with all other voting shares held by the Kim Family Group, represent 41.6% or less of the total then-outstanding voting shares of our common stock. The Voting Agreement terminates upon the earliest of (i) such time as no principal amount of the Convert Shares remain outstanding and the Kim Family Group no longer beneficially owns any of the Convert Shares, (ii) the consummation of a Change of Control (as defined in the Voting Agreement), or (iii) the mutual agreement of the Kim Family Group and the Company. As a result of an underwritten secondary offering on September 6, 2023, the 915 Partnership sold 10,000,000 shares of common stock and currently holds 39,594,980 Convert Shares.

Mr. Kim and Mrs. Kim are husband and wife and are the parents of Ms. Kim, David D. Kim, and John T. Kim. John T. Kim is the sole trustee of The John T. Kim Trust of December 31, 1987, the parent of Allyson Lee Kim and Jason Lee Kim, the co-trustee of various Kim Trusts along with Ms. Kim or Mr. Kim, and a manager of one of the Kim LLCs along with Liam E. Blaney. Ms. Kim is the parent of Alexandra Kim Hay, Jacqueline Mary Panichello, and Dylan James Panichello, is the co-trustee of various Kim Trusts along with John T. Kim or Mr. Kim, and is a manager of one of the Kim LLCs along with John T. Kim. David D. Kim is the sole trustee of the James J. Kim 2008 Trust FBO Descendants of David D. Kim dated 2/5/08 and a co-trustee of the Irrevocable Deed of Trust of James J. Kim f/b/o Children of David D. Kim dated 11/11/05. John T. Kim and Ms. Kim are co-trustees of the Family Trust under the John T. Kim 2018 Irrevocable Trust Agreement dated 2/6/18, the Irrevocable Deed of Trust of James J. Kim Dated 12/24/92 fbo Alexandra Kim Panichello, the Irrevocable Deed of Trust of James J. Kim Dated 10/3/94 fbo Jacqueline Mary Panichello, the Irrevocable Deed of Trust of James J. Kim Dated 10/15/01 fbo Dylan James Panichello, the Irrevocable Deed of Trust of James J. Kim Dated 10/15/01 fbo Allyson Lee Kim, the Irrevocable Deed of Trust of James J. Kim Dated 11/17/03 fbo Jason Lee Kim, the John T. Kim 2007 Children’s Trust U/A Dated 12/28/07, the James J. Kim 2008 Trust fbo Alexandra Kim Panichello Dated 2/5/08, the James J. Kim 2008 Trust fbo Jacqueline Mary Panichello Dated 2/5/08, the James J. Kim 2008 Trust fbo Dylan James Panichello Dated 2/5/08, and the James J. Kim 2008 Trust fbo the Descendants of John T. Kim Dated 2/5/08. Mr. Kim and John T. Kim are co-trustees of the John T. Kim 2012 Generation-Skipping Trust U/A dated 12/11/12 and the Family Trust under the John T. Kim Irrevocable Trust Agreement dated 12/11/12. Ms. Kim is the sole trustee of the 2023 Grantor Retained Annuity Trust of Agnes C. Kim dated 4/26/23, the 2023 Grantor Retained Annuity Trust of James J. Kim dated 4/26/23, the 2023 Grantor Retained Annuity Trust of Susan Y. Kim dated 9/15/23, the 2024 Grantor Retained Annuity Trust of Susan Y. Kim dated 8/5/24, the 2024 Grantor Retained Annuity Trust of Agnes C. Kim dated 8/5/24 and the 2024 Grantor Retained Annuity Trust of James J. Kim dated 8/5/24. John T. Kim is the sole trustee of the John T. Kim 2024 GRAT #1 dated 8/9/24 and the John T. Kim 2024 GRAT #2 dated 8/9/2024. The trustees of each Kim Trust may be deemed to be the beneficial owners of the shares held by such Kim Trust. None of the Kim Trusts owns more than five percent of the outstanding shares of the common stock of the Company. John T. Kim, as general partner of the 915 Partnership, has voting and investment power with respect to all of the securities held by the 915 Partnership. The limited partners of the 915 Partnership are an irrevocable trust created for Mr. Kim, an irrevocable trust created for Mrs. Kim, the Sujoda Partnership, and Sujoda Investments II, LP. The general partner of Sujoda Investments II, LP is Sujoda Management, LLC (“Sujoda Management”), and the limited partners are John T. Kim, Ms. Kim, and David D. Kim. Sujoda Management is the general partner of the Sujoda Partnership, and the limited partners are the grandchildren of Mr. Kim. The sole members of Sujoda Management are John T. Kim, Ms. Kim, and David D. Kim. Ms. Kim has sole voting power of Sujoda Management. The general partners of the Sujochil Partnership are John T. Kim and Susan Y. Kim. The limited partners of the Sujochil Partnership are John T. Kim, Ms. Kim, two irrevocable trusts created by Ms. Kim for her descendants, two irrevocable trusts created by John T. Kim for his descendants, the 915 Partnership, an irrevocable trust created for Mrs. Kim and an irrevocable trust created for Mr. Kim. All of the directors and officers of the Foundation are members of the Kim Family Group. The members of the Kim Family Group might each be expected to vote his, her, or its shares of common stock in concert with the other members of the Kim Family Group.

The Kim Family Group may be deemed to have beneficial ownership of 132,666,084 shares, or approximately 53.7%, of the outstanding shares of the common stock of the Company. Each of the individuals who are members of the Kim Family Group states that the filing of his or her beneficial ownership reporting statements shall not be construed as an admission that such person is, for the purposes of Sections 13 and 16 of the Exchange Act and the rules promulgated thereunder, the beneficial owner of the shares of common stock reported as beneficially owned by the other members of such group.

(3)

Of the 83,332,761 shares held by John T. Kim individually, 3,347,890 shares are held by the Sujoda Partnership with respect to which Ms. Kim, John T. Kim, and David D. Kim have shared investment power; 19,484,809 shares are owned by the Sujochil Partnership, of which John T. Kim is a general partner and a limited partner and has shared voting and investment power; 16,710,668 shares are owned by Kim Capital Partners - KCP, LLC, of which John T. Kim has shared voting and investment power and 39,594,980 shares are owned by the 916 Partnership. 27,832,765 shares are held by John T. Kim in his capacity as trustee of certain Kim Trusts, of which 7,539,500 shares are subject to shared voting power and 18,138,764 shares are subject to shared investment power, and John T. Kim has no voting power as to 10,101,032 shares. For more information regarding the shares beneficially owned by John T. Kim as a member of the Kim Family Group, see footnote (2) above. John T. Kim disclaims beneficial ownership of: (i) shares that are held in his capacity as trustee; (ii) all shares held by the Sujoda Partnership and the Sujochil Partnership, other than the shares attributable to his proportional ownership of such entities; and (iii) all shares held by the Kim LLCs of which he is a manager; and (iv) except with respect to any such shares attributed to John T. Kim’s proportional ownership, the shares held by the 915 Partnership.

(4)

Dimensional Fund Advisors LP (“Dimensional Fund”) reported in a Schedule 13G/A (Amendment No. 6) filed with the SEC on February 9, 2024 that it beneficially owns these shares as of December 29, 2023. According to the amended filing, Dimensional Fund has sole voting power with respect to 14,558,302 of the shares and sole dispositive power with respect to all 14,862,198 shares.

(5)

The Vanguard Group, Inc. (“Vanguard”) reported in a Schedule 13G/A (Amendment No. 1) filed with the SEC on February 13, 2024 that it beneficially owns these shares as of December 29, 2023. According to the amended filing, Vanguard has sole voting power with respect to no shares, shared voting power with respect to 72,307 of the shares, sole dispositive power with respect to 14,568,784 of the shares, and shared dispositive power with respect to 188,208 of the shares.

(6)

Includes 84,657 shares underlying options that are exercisable by Mr. Alexander within 60 days of March 20, 2025, 5,991 shares issuable pursuant to RSUs and DEUs that will vest within 60 days of March 20, 2025, and 17,875 shares issuable pursuant to RSUs and DEUs, the settlement of which has been deferred at the election of Mr. Alexander until Mr. Alexander ceases to serve as a member of the Board or in the event of a change in control.

(7)

Includes 100,000 shares underlying options that are exercisable by Mr. Carolin within 60 days of March 20, 2025, 5,991 shares issuable pursuant to RSUs and DEUs that will vest within 60 days of March 20, 2025, and 8,768 shares issuable pursuant to RSUs and DEUs, the settlement of which has been deferred at the election of Mr. Carolin until Mr. Carolin ceases to serve as a member of the Board or in the event of a change in control.

(8)

Includes 20,000 shares underlying options that are exercisable by Mr. Churchill within 60 days of March 20, 2025 and 5,991 shares issuable pursuant to RSUs and DEUs that will vest within 60 days of March 20, 2025.

(9)

Includes 120,000 shares issuable upon exercise of stock options exercisable within 60 days of March 20, 2025 and 5,991 shares issuable pursuant to RSUs and DEUs that will vest within 60 days of March 20, 2025. Of the 43,401,833 shares held individually by Susan Y. Kim, 3,347,890 shares are owned by the

Sujoda Partnership, with respect to which Susan Y. Kim has sole voting and shared investment power; 19,484,809 shares are owned by the Sujochil Partnership, of which Susan Y. Kim is a general partner and a limited partner and has shared voting and investment power; and 16,710,668 shares are owned by Kim Capital Partners - KCP, LLC, of which Susan Y. Kim has shared voting and investment power. 21,520,737 shares are held by Susan Y. Kim in her capacity as trustee of certain Kim Trusts, of which 7,539,500 shares are subject to shared voting power and 8,352,732 shares are subject to shared investment power, and Susan Y. Kim has no voting power as to 1,591,806 shares. For more information regarding the shares beneficially owned by Susan Y. Kim as a member of the Kim Family Group, see footnote (2) above. Susan Y. Kim disclaims beneficial ownership of: (i) shares that are held in her capacity as trustee; (ii) all shares held by the Sujoda Partnership and the Sujochil Partnership, other than the shares attributable to her proportional ownership of such entities; and (iii) all shares held by the Kim LLCs of which she is a manager.

(10)

Includes 450,000 shares underlying options that are exercisable within 60 days of March 20, 2025. For more information regarding the shares beneficially owned by James J. Kim as a member of the Kim Family Group, see footnote (2) above. James J. Kim disclaims beneficial ownership of: (i) all of the shares held by Agnes C. Kim; and (ii) shares that are held in his capacity as trustee for the Kim Trusts.

(11)

Includes 60,000 shares underlying options that are exercisable by Mr. Liao within 60 days of March 20, 2025 and 5,991 shares issuable pursuant to RSUs and DEUs that will vest within 60 days of March 20, 2025.

(12)	Includes 2,970 shares issuable pursuant to RSUs that will vest within 60 days of March 20, 2025.

(13)

Includes 20,000 shares underlying options that are exercisable by Ms. McCourt within 60 days of March 20, 2025, 5,991 shares issuable pursuant to RSUs and DEUs that will vest within 60 days of March 20, 2025, and 8,768 shares issuable pursuant to RSUs and DEUs, the settlement of which has been deferred at the election of Ms. McCourt until Ms. McCourt ceases to serve as a member of the Board or in the event of a change in control.

(14)

Includes 120,000 shares underlying options that are exercisable by Mr. Morse within 60 days of March 20, 2025, 5,991 shares issuable pursuant to RSUs and DEUs that will vest within 60 days of March 20, 2025, and 8,768 shares issuable pursuant to RSUs and DEUs, the settlement of which has been deferred at the election of Mr. Morse until Mr. Morse ceases to serve as a member of the Board or in the event of a change in control.

(15)	Includes 150,000 shares underlying options that are exercisable by Mr. Rogers within 60 days of March 20, 2025.

(16)	Includes 5,991 shares issuable pursuant to RSUs and DEUs that will vest within 60 days of March 20, 2025.

(17)

Includes 120,000 shares underlying options that are exercisable by Mr. Watson within 60 days of March 20, 2025 and 5,991 shares issuable pursuant to RSUs and DEUs that will vest within 60 days of March 20, 2025.

(18)

This number includes shares of common stock issuable upon: (i) the exercise of options that are exercisable within 60 days of March 20, 2025; (ii) the vesting of RSUs and DEUS that vest within 60 days of March 20, 2025; and (iii) the vesting of PSUs for which the performance criteria has been achieved and that vest within 60 days of March 20, 2025.

PAY VERSUS PERFORMANCE
Pay versus Performance Table
References to “PEO 1” and “PEO 2” in the Pay versus Performance Table below (the “PVP Table”) refer, respectively, to Stephen D. Kelley, who served as our CEO from January 1, 2020 through June 16, 2020, and Mr. Rutten, who has served as our CEO since June 17, 2020.

Fiscal Year	Summary Compensation Table Total for PEO 1 ($)(1)	Compensation Actually Paid to PEO 1 ($)(1)(5)	Summary Compensation Table Total for PEO 2 ($)(1)	Compensation Actually Paid for PEO 2 ($)(1)(5)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(5)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)	Revenue ($)
							Total Shareholder Return ($)(3)	Peer Group Total Shareholder Return ($)(3)(4)
2024	0	0	16,639,730	14,238,772	2,663,609	2,143,991	209.15	287.31	355,535	6,317,692
2023	0	0	12,844,246	9,731,165	2,179,187	1,688,755	263.98	238.72	362,131	6,503,065
2022	0	0	3,557,653	2,422,045	1,696,477	1,525,867	188.13	142.94	767,042	7,091,585
2021	0	0	3,832,635	9,781,399	1,614,653	2,716,806	192.55	219.51	645,607	6,138,329
2020	3,089,209	3,055,134	9,736,145	9,951,398	1,009,893	1,045,233	116.30	153.66	340,499	5,050,589

Notes

(1)	For 2020, the amounts include compensation data for Mr. Kelley and Mr. Rutten, each of whom served as CEO of the Company during 2020. For all other years, Mr. Rutten was the CEO for the entire year.

(2)
Includes compensation data for NEOs other than the CEO as follows: (i) for 2020 - Ms. Faust, Mr. Rogers, YoungKuk Park, and John C. Stone; (ii) for 2021 - Ms. Faust, Mr. Rogers, Mr. Haghighi, and Mr. Stone; (iii) for 2022 - Ms. Faust, Mr. Rogers, Mr. Haghighi, and Steve Shin; and (iv) for 2023 and 2024 - Ms. Faust, Mr. Rogers, Mr. Haghighi, and Mr. Engel.

(3)	Total shareholder return (“TSR”) data include amounts associated with the reinvestment of dividends.

(4)
The peer group TSR set forth in the PVP Table utilizes the SOX, which the Company uses in the stock performance graph required by Item 201(e) of Regulation
S-K
(“Regulation
S-K”)
promulgated under the Securities Act of 1933, as amended. The amounts reported are based on a hypothetical investment of $100 in the common stock of the Company on December 31, 2019.

(5)	Amounts included in this column were calculated based on the following adjustments:

	PEO 1 ($)
	2024	2023	2022	2021	2020
Summary Compensation Table Total	—	—	—	—	3,089,209
Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	—	—	—	—	—
Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—	—	—	—	—
Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—	—	—	—	69,280
Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested during Fiscal Year	—	—	—	—	—
Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied during Fiscal Year	—	—	—	—	(103,355)
Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions during Fiscal Year	—	—	—	—	—
Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation	—	—	—	—	—

Compensation Actually Paid (“CAP”)	—	—	—	—	3,055,134

	PEO 2 ($)
	2024	2023	2022	2021	2020
Summary Compensation Table Total	16,639,730	12,844,246	3,557,653	3,832,635	9,736,145
Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(11,698,245)	(10,831,472)	(966,460)	(1,147,500)	(7,730,025)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	9,618,839	6,806,221	1,022,607	873,600	7,396,528
Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(460,683)	294,201	(91,130)	4,289,305	103,252
Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested during Fiscal Year	—	—	—	335,100	502,633
Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied during Fiscal Year	139,131	617,969	(1,100,625)	1,598,259	(57,135)
Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions during Fiscal Year	—	—	—	—	—
Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation	—	—	—	—	—

CAP	14,238,772	9,731,165	2,422,045	9,781,399	9,951,398

	Non-PEO NEOs ($)
	2024	2023	2022	2021	2020
Summary Compensation Table Total	2,663,609	2,179,187	1,696,477	1,614,653	1,009,893
Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(1,668,342)	(1,328,599)	(745,259)	(528,835)	—
Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	1,307,059	658,207	584,285	856,121	—
Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(89,670)	106,092	41,724	443,079	106,325
Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested during Fiscal Year	—	—	—	—	—
Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied during Fiscal Year	(68,665)	73,868	(51,360)	331,788	(70,985)

	Non-PEO NEOs ($)
	2024	2023	2022	2021	2020
Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions during Fiscal Year	—	—	—	—	—
Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation	—	—	—	—	—

CAP	2,143,991	1,688,755	1,525,867	2,716,806	1,045,233

CAP versus TSR
The table below discloses information reflecting the relationship between the CAP to our NEOs and the Company’s TSR. CAP generally increases in years when our stock price increases and is lower in years when the stock price decreases.

Compensation Actually Paid vs TSR
Compensation Actually Paid ($M)
Value of $100 Investment from 12/31/2019
$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
$300
$270
$240
$210
$180
$150
$120
$90
$60
$30
$0
$153.66
$116.30
$3.06
$1.05
$9.95
$219.51
$192.55
$2.72
$9.78
$188.13
$142.94
$1.53
$2.42
$263.98
$238.72
$1.69
$9.73
$287.31
$209.15
$2.14
$14.24
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO 1 CAP ($M)
Avg Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
AMKR TSR
SOX TSR

CAP versus Net Income
The table below discloses information reflecting the relationship between the CAP to our NEOs and the Company’s net income.

Compensation Actually paid vs. AMKR Net Income
Compensation Actually Paid ($M)
Net Income ($ thousands)
$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
$900,000
$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$0
$3.06
$1.05
$9.95
$340,499
$2.72
$9.78
$645,607
$1.53
$2.42
$767,042
$1.69
$9.73
$362,131
$2.14
$14.24
$355,535
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO 1 CAP ($M)
Avg Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
Net Income ($ thousands)

CAP versus Revenue
The table below discloses information reflecting the relationship between the CAP to our NEOs and the Company’s revenue.

Compensation Actually Paid vs. AMKR Revenue
Compensation Actually Paid ($M)
Revenue ($ thousands)
$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
$5,050,589
$6,138,329
$7,091,585
$6,503,065
$6,317,692
$3.06
$1.05
$9.95
$2.72
$9.78
$1.53
$2.42
$1.69
$9.73
$2.14
$14.24
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO 1 CAP ($M)
Avg Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
Revenue ($)

Most Important Performance Measures
The list below contains the financial performance measures that the Company considers the most important in linking CAP to our PEO and other NEOs, for 2024, to Company performance. The below financial performance measures are not ranked.

Performance Measures
Revenue
Operating Income
Earnings Per Share
PAY RATIO
For 2024, our last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than our CEO) was $17,141; and

•	the annual total compensation of Mr. Rutten was $16,639,730.
Based on this information, for 2024, the ratio of the annual total compensation of Mr. Rutten to the median of the annual total compensation of all employees was 971 to 1.
The pay ratio above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation
S-K.
We describe the methodology and the material assumptions, adjustments, and estimates that we used to calculate the total compensation of our CEO for 2024, to identify the median of the annual total compensation of all of our employees, and to determine the annual total compensation of the “median employee” below. Because SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
To identify our median employee, we collected data from our global workforce, consisting of all U.S. and
non-U.S.
full-time, part-time, seasonal, and temporary employees of the Company and its consolidated subsidiaries as of December 31, 2024. We utilized compensation as reported to the local tax authorities for each jurisdiction, as maintained in the ordinary course, to determine annual compensation and to identify our median employee. However, we excluded employees who are required to be included in the Company’s payroll records but received no compensation from the Company during the year ended December 31, 2024, including, but not limited to, seconded employees and employees who were on a long-term leave of absence during that year. We did not annualize the compensation of permanent employees who were hired in 2024 but did not work for us or our consolidated subsidiaries for the entire fiscal year. We also utilized the Company’s calculated spot exchange rate as of December 31, 2024 to convert pay received by our international employees to U.S. dollars, but we did not make any cost-of-living
adjustments in identifying the median employee. The median employee’s total compensation was calculated using the same methodology used to calculate the annual total compensation of our CEO as set forth in the Summary Compensation Table. Using this methodology, for purposes of 2024 compensation, we determined that the median employee was a full-time employee located in Taiwan.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are asking for stockholder approval of the 2024 compensation of our NEOs. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the executive compensation policies and practices described in this proxy statement. The Board has adopted a policy providing for an annual advisory vote to approve the compensation of our NEOs and, unless the Board modifies its current policy, the next advisory vote will be at the 2026 Annual Meeting.

The annual say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee, or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and the Compensation Committee value the opinions of our stockholders, and if there are a significant number of negative votes with respect to a say-on-pay proposal, the Compensation Committee will seek to understand the concerns that influenced the voting and will consider whether any actions are necessary to address those concerns.

We believe that the information provided within the “Executive Compensation” and “Pay versus Performance” sections of this proxy statement demonstrates that our executive compensation program was designed appropriately and promotes long-term value creation by aligning management’s interests with the interests of our stockholders. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, the compensation tables, the narrative discussion, and the other related disclosure.”

The Board unanimously recommends a vote “FOR” the advisory vote approving the compensation of our NEOs as described in this proxy statement. The affirmative vote of the holders of a majority of the shares present and entitled to vote is necessary for approval.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has the sole authority and responsibility to select, oversee, and when appropriate, replace Amkor’s independent registered public accounting firm. The Audit Committee actively engaged with PricewaterhouseCoopers LLP’s engagement partners throughout the year and considered, among other factors:

•

the professional qualifications of the lead audit partner and other key engagement partners relative to the current and ongoing needs of the Company led by the Audit Committee’s process to rotate and select the lead audit partner and other key engagement partners at least every five years or as otherwise required by applicable law or regulation, and which was done most recently in February 2021 for the lead audit partner;

•	historical and recent performance on the Company’s audits, including the extent and quality of communications with the Audit Committee related thereto;

•	the appropriateness of fees relative to both efficiency and audit quality;

•	independence policies and processes for maintaining its independence;

•	tenure as the Company’s independent registered public accounting firm and its related depth of understanding of the Company’s businesses, operations, systems, and accounting policies and practices;

•	capability, expertise, and efficiency in handling the breadth and complexity of the Company’s operations across the globe; and

•	the relative benefits, challenges, overall advisability, and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2025.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2000. The Board of Directors expects that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, have an opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by the Bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice and because the Audit Committee values the views of our stockholders regarding our independent registered public accounting firm. If the selection is not ratified, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2025. The affirmative vote of the holders of a majority of the shares present and entitled to vote is necessary for ratification.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees paid by us to PricewaterhouseCoopers LLP, our independent registered public accounting firm, or any such fees accrued by us, for the 2024 and 2023 fiscal years.

	Year Ended December 31,
	2024	2023
	(In thousands)
Audit fees	$4,304	$4,321
Audit-related fees	—	—
Tax fees (1)	633	439
All other fees (2)	2	2

Total Fees	$4,939	$4,762

Notes

(1)	Tax fees consist primarily of fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

(2)	All other fees include a license fee for access to accounting and reporting research tools for 2024 and 2023.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, in accordance with the Amkor Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy provides for pre-approval of audit, audit-related, tax services, and other services specifically described by the Audit Committee. The Pre-Approval Policy also provides for the general approval of additional individual engagements, which, if they exceed certain pre-established thresholds, must be separately approved by the Audit Committee.

The Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such pre-approval decisions must be reported to the Audit Committee. All of the services provided by PricewaterhouseCoopers LLP during the year ended December 31, 2024 were pre-approved by the Audit Committee pursuant to the Pre-Approval Policy. Additionally, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to oversee Amkor’s accounting and financial reporting processes on behalf of the Board of Directors. Management is responsible for the consolidated financial statements as well as for maintaining effective internal controls over financial reporting and disclosure controls and procedures and for compliance with laws, regulations, and applicable ethical business standards.

In performing its oversight function, the Audit Committee:

(1) reviewed and discussed with management Amkor’s audited consolidated financial statements for the year ended December 31, 2024;

(2) met with Amkor’s internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting, and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”); and

(3) received the written disclosures and the letter from Amkor’s independent registered public accounting firm required by the applicable requirements of the PCAOB and discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee considered whether the provision of non-audit services by Amkor’s independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee concluded that the independent registered public accounting firm is independent from Amkor and its management.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2024 be included in the Form 10-K.

The foregoing report has been furnished by the following directors and members of the Audit Committee:

Roger A. Carolin, Chairman

MaryFrances McCourt

Robert R. Morse

PROPOSAL FOUR

APPROVAL TO AMEND AND RESTATE OUR CERTIFICATE OF INCORPORATION

Overview

At the Annual Meeting, the Board is submitting for stockholder approval an Amended and Restated Certificate of Incorporation, which amends and restates our existing Certificate of Incorporation (as amended to date, the “Certificate of Incorporation”), as further described below. The Board, upon the recommendation of the Nominating and Governance Committee, has determined that approval and adoption of the proposed Amended and Restated Certificate of Incorporation is advisable and in the best interests of our stockholders. The Amended and Restated Certificate of Incorporation makes the following changes to our existing Certificate of Incorporation:

(1)

to provide for the exculpation of our officers, and to provide that our directors and officers shall be exculpated to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), including any future amendments thereto;

(2)

to incorporate the changes made by the Certificate of Correction, dated August 20, 1998, to our Certificate of Incorporation, so that the full Certificate of Incorporation may be read through reference to a single document; and

(3)	to eliminate an unnecessary provision relating to our incorporator.

Background and Rationale

The State of Delaware, which is our state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain officers in limited circumstances under Section 102(b)(7) of the DGCL. Historically, DGCL Section 102(b)(7) enabled corporations to limit the liability of their directors in limited circumstances, but not their officers. With the recent amendment, DGCL Section 102(b)(7) now permits exculpation of officers, but only for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions. The amendment to DGCL Section 102(b)(7) does not permit elimination of an officer’s monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Furthermore, the limitation on liability is not permitted to apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit.

The Board believes it is important to provide protection from certain liabilities and expenses that may discourage prospective or current directors from accepting or continuing membership on our Board and prospective or current officers from serving with us. In the absence of such protection, qualified directors and officers might be deterred from serving as directors or officers due to exposure to personal liability and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit. Our Certificate of Incorporation currently provides exculpation for directors to the fullest extent permitted by the DGCL. In considering whether to extend exculpation to officers pursuant to the amended DGCL Section 102(b)(7), the Board took into account the narrow class and type of claims from which such officers would be exculpated, the limited number of our personnel who would be entitled to such exculpation, and the benefits the Board believes would accrue to us by providing exculpation in accordance with DGCL Section 102(b)(7), including, without limitation, the ability to attract and retain key officers and the potential to reduce litigation costs associated with frivolous lawsuits.

The Board balanced these considerations with our corporate governance guidelines and practices and determined that it is advisable and in our and our stockholders’ best interests to amend the current exculpation provisions in Article 10 of our Certificate of Incorporation to extend exculpation protection to our officers in addition to our directors, as well as to provide for the automatic expansion of our exculpation provision to the extent the DGCL is amended to allow for a greater scope of exculpation than is currently permitted. We refer to this proposed amendment to our Certificate of Incorporation as the “Certificate Amendment” in this proxy statement.

Text of Proposed Certificate Amendment

The general description of the proposed Amended and Restated Certificate of Incorporation set forth above is qualified in its entirety by reference to the text of the proposed Amended and Restated Certificate of Incorporation, which is attached as Appendix A to these proxy materials. Additions to the Certificate of Incorporation are indicated by underlined blue text, and deletions to the Certificate of Incorporation are indicated by struck-out red text.

Timing and Effect of the Certificate Amendment

If the proposed Amended and Restated Certificate of Incorporation is approved by our stockholders, it will become effective immediately upon the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we expect to file promptly after the Annual Meeting. If the proposed Amended and Restated Certificate of Incorporation is not approved by our stockholders, our Certificate of Incorporation will remain unchanged. In accordance with the DGCL, the Board may elect to abandon the proposed Amended and Restated Certificate of Incorporation without further action by the stockholders at any time prior to the effectiveness of the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the proposed Amended and Restated Certificate of Incorporation.

The Board unanimously recommends a vote “FOR” the approval to amend and restate our Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares outstanding and entitled to vote is necessary for approval.

INCORPORATION BY REFERENCE

The information contained above under the captions “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act, other than as provided therein, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request such information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. In addition, this proxy statement contains references to several website addresses. The information on such websites is not part of this proxy statement.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. To our knowledge, based solely on a review of Forms 3, 4, and 5 and amendments thereto filed electronically with the SEC during the year ended December 31, 2024, and a representation from each of our directors and officers that no other reports were required, all directors, officers, and beneficial owners of greater than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act made all filings required under Section 16(a) of the Exchange Act during 2024 on a timely basis, except that a grant of RSUs to Mr. Liu made on December 16, 2024 was reported on a Form 4 filed with the SEC on December 19, 2024.

DELIVERY OF VOTING MATERIALS TO STOCKHOLDERS SHARING AN ADDRESS

To reduce the expense of delivering a duplicate Notice or voting materials to our stockholders who may hold shares of Amkor common stock in more than one stock account, we are delivering only one Notice or one set of the proxy solicitation materials to certain stockholders who share an address, unless otherwise requested. We will promptly deliver, upon written or oral request, a separate Notice and/or copy of the Form 10-K or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may contact our Corporate Secretary by writing to us at Amkor Technology, Inc., Attention: Corporate Secretary, 2045 East Innovation Circle, Tempe, Arizona 85284, or contacting us by telephone at (480) 821-5000. Conversely, if you share an address with another stockholder and have received multiple copies of a Notice or our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future. Stockholders sharing a single address may revoke their consent to receive a single copy of a Notice or our proxy materials in the future at any time by contacting us at the address or telephone number listed above.

ANNUAL REPORT ON FORM 10-K

WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES AS OF THE RECORD DATE WITH A COPY OF THE FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT CHARGE, BY FIRST CLASS MAIL, PROMPTLY UPON RECEIPT OF A WRITTEN OR ORAL REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE DIRECTED TO AMKOR’S CORPORATE SECRETARY, AMKOR TECHNOLOGY, INC., 2045 EAST INNOVATION CIRCLE, TEMPE, ARIZONA 85284, TELEPHONE: (480) 821-5000.

Appendix A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AMKOR TECHNOLOGY, INC.

FIRST:	The name of the Corporation is Amkor Technology, Inc. (the “Corporation”).

SECOND:

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle zip code 19801. The name of the registered agent at such address is the Corporation Trust Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

The Corporation is authorized to issue two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is 510,000,000, consisting of 500,000,000 shares of Common Stock, $.001 par value (the “Common Stock”), and 10,000,000 shares of Preferred Stock, $.001 par value (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix by resolution or resolutions, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

~~FIFTH~~:	~~The name and mailing address of the incorporator are as follows:~~
~~Weston C. Miller~~
~~Wilson Sonsini Goodrich & Rosati 650 Page Mill Road~~
~~Palo Alto, CA 94304~~

FIFTH:	~~SIXTH:~~ The Corporation is to have perpetual existence.

SIXTH:

~~SEVENTH:~~ The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins or unless the Bylaws of the Corporation shall so provide.

SEVENTH:	~~EIGHTH:~~ The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

EIGHTH:

~~NINTH:~~ In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The stockholders may adopt, alter, amend or repeal the Bylaws of the Corporation upon an affirmative ~~supermajority (2/3)~~majority vote.

NINTH:

~~TENTH:~~ To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director~~.~~ or officer. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH:

~~ELEVENTH:~~ At the election of directors of the Corporation, each holder of stock of any class or series shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.

ELEVENTH:

~~TWELFTH: No~~Any action that is required or permitted to be taken by the stockholders of the corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

TWELFTH:

~~THIRTEENTH:~~ Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

THIRTEENTH:

~~FOURTEENTH:~~ The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

IN WITNESS WHEREOF, Amkor Technology, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed in its name this [●] day of [●], 2025.

~~The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated herein are true.~~

~~Dated: September 26, 1997~~
~~/s/ Weston C. Miller Weston C. Miller Incorporator~~

Amkor Technology, Inc.

By:
Name: [●]
Title: [●]

AMKOR TECHNOLOGY, INC. 2045 EAST INNOVATION CIRCLE TEMPE, ARIZONA 85284 VOTE BY INTERNET Before The Meeting - Go to www.groxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AMKR2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch - tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V64657-P28341 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AMKOR TECHNOLOGY, INC. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Nominees: For Against Abstain 1a. Susan Y. Kim [ ] [ ] [ ] 1b. Giel Rutten [ ] [ ] [ ] 1c. Douglas A. Alexander [ ] [ ] [ ] 1d. Roger A. Carolin [ ] [ ] [ ] 1e. Winston J. Churchill [ ] [ ] [ ] 1f. Daniel Liao [ ] [ ] [ ] 1g. John Liu [ ] [ ] [ ] 1h. MaryFrances McCourt [ ] [ ] [ ] 1i. Robert R. Morse [ ] [ ] [ ] For Against Abstain 1j. Gil C. Tily [ ] [ ] [ ] 1k. David N. Watson [ ] [ ] [ ] 2. Advisory vote to approve the compensation of our named executive officers. [ ] [ ] [ ] 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2025. [ ] [ ] [ ] 4. Approval to amend and restate our Certificate of Incorporation. [ ] [ ] [ ] NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. V64658-P28341 AMKOR TECHNOLOGY, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 15, 2025 The stockholder(s) hereby appoint(s) Susan Y. Kim and Giel Rutten, or either of them, as proxies, each with the power to appoint(his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Amkor Technology, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time on Thursday, May 15, 2025, virtually at www.virtualshareholdermeeting.com/AMKR 2025, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3, AND 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE